Amendment and Restatement Agreement of 20 July 2015 to the Loan Agreement in the amount of up to EUR 248,000,000 of 25 September 2014 between

Geschäftshaus am Gendarmenmarkt GmbH
- hereinafter referred to as “Borrower“ or “GaG“ -

and

Landesbank Hessen-Thüringen Girozentrale
Neue Mainzer Str. 52 - 58
60311 Frankfurt am Main
- hereinafter referred to as the “Lender” -

Table of Contents

Preamble	3
1. Changes to the Existing Loan Agreement	4
2. Continued legal effect of the Security, Confirmation of Security Documents	4
3. Miscellaneous	5
Schedule 1 (New Version of the Loan Agreement)	6
Schedule 2 (Security Documents)	7

Amendment and Restatement Agreement of 20 July 2015 to the Loan Agreement in the amount of up to EUR 248,000,000 of 25 September 2014 between

(1)
Geschäftshaus am Gendarmenmarkt GmbH, c/o Hauck Schuchardt, Niedenau 61-63, 60325 Frankfurt am Main, having its registered seat in Frankfurt am Main, registered in the commercial register of the local court of Frankfurt am Main under no. HRB 82647 (the “Borrower” or “GaG”);

and

(2)	Landesbank Hessen-Thüringen Girozentrale, with business address at Neue Mainzer Str. 52-58, 60311 Frankfurt am Main (the “Lender”).

The companies listed under (1) to (2) above are referred to as the “Parties”.
Preamble

(A)
The Borrower and the Lender entered into a loan agreement in an amount of up to EUR 248,000,000 on 25 September 2014 (the “Existing Loan Agreement”). The full loan amount available under the Existing Loan Agreement was drawn by and paid to the Borrower in 2014.

(B)
The shares in the Borrower have been sold under a share sale and purchase agreement dated 11/12 June 2015 (deed no. 519 of the notarial role of deed for the year 2015 of the notary public Dr. Christian Wicker in Frankfurt am Main - the “SPA”) to five limited liability companies established under Luxembourg law as further specified in such SPA (the “Purchasers”, and the shares in the Borrower purchased by the Purchasers the “Purchased Shares”).

(C)
The Lender is prepared to make available to the Borrower a loan, and the proceeds of such loan are to be distributed to the Purchasers with the view to partially refinance the purchase price already paid by the Purchasers for the Purchased Shares. The Parties have agreed to include in the Existing Loan Agreement a new tranche in the amount of EUR 82,000,000 to be made available to the Borrower (such tranche hereinafter referred to as “Tranche 2”, and the loan in the amount of EUR 248,000,000 advanced under the Existing Loan Agreement to the Borrower in 2014 hereinafter referred to as “Tranche 1”). In addition, the Parties have agreed to implement a number of other changes to the Existing Loan Agreement which are, inter alia, to reflect the acquisition of the Purchased Shares by the Purchasers, the new shareholder structure and the increase in the overall loan amount to EUR 330,000,000.

(D)	To implement the changes referred to under (C) above, the Parties have agreed to amend the Existing Loan Agreement by this amendment and restatement agreement (the “Amendment Agreement”) as follows.

1.	Changes to the Existing Loan Agreement

1.1
The Existing Loan Agreement shall be amended and reinstated (insgesamt neu gefasst) as set out in Schedule 1 - New Version of the Loan Agreement. The Existing Loan Agreement as amended by the Amendment Agreement is hereinafter referred to as the “Amended Loan Agreement”.

1.2	The amendments to the Existing Loan Agreement shall become binding upon entering into the Amendment Agreement subject to the following provision:
Section 4.1 (Interest) of the Existing Loan Agreement shall, in relation to Tranche 1, remain in full force and effect until the first disbursement under Tranche 2. Upon the first disbursement under Tranche 2, any Interest Period currently running in relation to Tranche 1 shall end and interest for such ended Interest Period shall become payable in accordance with the terms of the Existing Loan Agreement, and all following Interest Periods in relation to Tranche 1 shall be the same Interest Periods as of Tranche 2.

1.3
The Parties are in agreement that the amendments to the Existing Loan Agreement by the Amendment Agreement do not change the nature, scope and identity of the claims outstanding under the Existing Loan Agreement. These claims continue to be outstanding under the Amended Loan Agreement but will be governed by the terms and conditions of the Amended Loan Agreement from the day of this Amendment Agreement (unless otherwise agreed above).

2.	Continued legal effect of the Security, Confirmation of Security Documents

2.1
The Parties are in agreement that any security granted in connection with the Existing Loan Agreement shall not be affected by the amendments to the Existing Loan Agreement and that such security and in particular the agreements listed in Schedule 2 - Security Documents shall remain in full force and effect subject to the following paragraphs.

2.2
All references to the Existing Loan Agreement or to the term “Loan Agreement” in the Security Documents (as defined in the Existing Loan Agreement) and the other Finance Documents (as defined in the Existing Loan Agreement) shall be a reference to the Existing Loan Agreement as amended by the Amendment Agreement (i.e. to the Amended Loan Agreement); references to Finance Documents shall incorporate a reference to the Existing Loan Agreement as amended by the Amendment Agreement (i.e. to the Amended Loan Agreement).

2.3	The entering into of the documents listed in Schedule 2 is hereby confirmed (bestätigt). For the avoidance of doubt, such confirmation is made under implementation of the clarification set forth under clause 2.2 above. The Borrower shall notify the Account Banks (as defined in the Account Pledge Agreement) of this confirmation of pledge.

2.4
The Parties are in agreement that the Security Purpose Agreement (as defined in Schedule 2) also applies to the second-ranking land charge in the nominal amount of EUR 82,000,000 granted or to be granted according to the terms and conditions of the Amended Loan Agreement, and any reference to the Land Charges (as defined in the Security Purpose Agreement) is to include a reference to the newly created land charge in the nominal amount of EUR 82,000,000.

2.5
Clause 2.1 above is without prejudice to any security granted or to be granted in connection with the Amended Loan Agreement or any amendment made to the existing Security Documents (as defined in the Existing Loan Agreement) in connection with the amendment of the Existing Loan Agreement. The Parties are in agreement that new and/or additional versions of the documents listed in Schedule 2 (other than the Global Assignment Agreement) will be entered into.

3.	Miscellaneous

3.1	This Amendment Agreement is a Finance Document (within the meaning of the Existing Loan Agreement and the Amended Loan Agreement).

3.2	Sections 21.1 (Applicable Law) to 21.4 (Enforceability), 21.8 (Waiver) of the Amended Loan Agreement shall apply correspondingly to this Amendment Agreement.

3.3	The Parties can enter into the Amendment Agreement also by exchanging signed copies by fax or as an electronic copy.

Schedule 1 (New Version of the Loan Agreement)

Execution Copy

Loan Agreement

dated 25 September 2014
as amended by an Amendment and Restatement Agreement dated 20 July 2015 between

Geschäftshaus am Gendarmenmarkt GmbH
- hereinafter referred to as the “Borrower“ or „GaG“ -

and

Landesbank Hessen-Thüringen Girozentrale
Neue Mainzer Str. 52 - 58
60311 Frankfurt am Main

- hereinafter referred to as the “Lender“ or “Helaba” -

in an amount of up to EUR 330,000,000 (in words EUR three hundred and thirty million)

1.	Preamble and Definitions

1.1
GaG is the owner (Eigentümer) of the three building complexes as further described in Schedule 1.1 – Property (the “Property”). The Property was purchased on the basis of a purchase agreement between, inter alia, Blitz 07-202 AG and Blitz F07 dreihundertneun GmbH as purchaser and

DekaBank Deutsche Girozentrale as seller dated 24 April 2007 (the “Property Purchase Agreement”) and is mainly leased to Deka Bank Deutsche Girozentrale (“Deka”) and Deutsche Bundesbank (“Bundesbank”). The Property has been valued by HIB in a valuation report dated 19 February 2015 (the “Initial Valuation”).

1.2
Madison Trianon S.à r.l. (“Madison”), MSEOF Trianon S.à r.l. (“MSEOF”) and Wesselton GmbH & Co. KG are the sole shareholders (the “Existing Shareholders”) of GaG and Madison and MSEOF are the sole shareholders of GMS Gebäudemanagement und Service GmbH (“GMS”), a limited liability company established under the laws of the Federal Republic of Germany and registered under number HRB 36774 with the commercial register of the local court in Frankfurt am Main. Under a sale and purchase agreement (the “SPA”) dated 11/12 June 2015,

a)
the Existing Shareholders sold 100% of their shares in GaG to Symbol I - T S.à r.l., Symbol II - T S.à r.l., Symbol III - T S.à r.l., Symbol IV - T S.à r.l. and Symbol V - T S.à r.l. (the “New Shareholders”) as further specified in the SPA and

b)	Madison and MSEOF sold 100% of their shares in GMS to Symbol HoldCo C – T S.à r.l. (“HoldCo”), in each case as further specified in the SPA. Helaba has given its consent to the sale of the shares from the Existing Shareholders to the New Shareholders under a waiver letter, dated 11 June 2015.

1.3
This loan agreement (the “Loan Agreement”) was originally entered into on 25 September 2014 for the purpose of refinancing GaG’s existing bank debt. The parties to this Loan Agreement (the “Parties”) have agreed to amend the Loan Agreement to reflect the change of control as described in Section 1.2 above, to increase the loan amount to up to EUR 330,000,000 by adding a new tranche to the existing loan and to allow the Borrower to draw such additional tranche under the Loan Agreement.

1.4	In this Loan Agreement, the following terms shall have the following meaning:
“Acceptable Rating Agencies” means Standard & Poor’s Rating Services, Moody’s Investors Services Limited and Fitch Ratings Limited.
“Availability Period” is defined in Section 4.4.
“Bank Accounts” is defined in Section 14.1.2.
“Beneficial Lender” is defined in Section 22.5.
“BNP Paribas” is defined in Section 11.2.2.
“Bundesbank” is defined in Section 1.1.
“Business Days” is defined in Section 4.2.
“Business Plan” is defined in Section 13.4.

“Capex Account” means the account designated as such either in Schedule 14.1.1 or, if such account has been opened after the date of this Loan Agreement, in the notification of the Borrower to be provided to the Lender pursuant to Section 14.1.2.
“Capex Costs” means the capital expenditure incurred or to be incurred in connection with certain fire protection measures the Borrower has to implement
“Cash Flow Waterfall” is defined in Section 14.2.3.
“Cash Trap Account” means the account designated as such in Schedule 14.1.1 – Transaction Accounts.
“Cash Trap Event” is defined in Section 17.1.
“Change of Control” and “control” is defined in Section 3.2.
“Coba Deposit Account” means the accounts designated as such (and further described) in Schedule 14.1.1 – Transaction Accounts held by the Borrower with Commerzbank AG for the purpose of depositing an amount of EUR 2,500,000 as security for the Deka Guarantee.
“Compensation Amount” is defined in Section 3.5.
“Compliance Certificate” is defined in Section 13.3.2.
“Consortium Agreement” is defined in Section 22.5.
“Cost of Funds” is defined in Section 4.1.
“Cure Payment” is defined in Section 17.2.
“Cure Period” is defined in Section 17.2.
“Deka” is defined in Section 1.3.
“Deka Easement” means the limited personal servitude (right of use) (beschränkt persönliche Dienstbarkeit (Nutzungsrecht)) for Deka registered in Section II of the land register, folio 1758 of the local court Frankfurt am Main.
“Deka Guarantee” means a guarantee (Bürgschaft) within the meaning of § 648a of the German Civil Code (BGB) in an amount of EUR 2,500,000 issued by Commerzbank AG to Deka Immobilien GmbH dated 24 November 2011 (No. MFWAV11328000100) and securing payment claims of Deka Immobilien AG in connection with the General Contractor Agreement.
“Deposit Account” means the account designated as such in Schedule 14.1.1 – Transaction Accounts.
“Documents” is defined in Section 10.1.16.
“Drawdown Date” is defined in Section 8.1.
“Duty of Care Agreement” is defined in Section 11.2.3.

“Encumbrances” (Belastungen) means the creation or retention of encumbrances in rem of all types including the creation of mortgages, land charges, easements, priority notices, pledges, security transfers or assignments of assets pursuant to any legal system.
“Event of Default” is defined in Section 18.1, and an Event of Default or a Potential Event of Default is “continuing”, if it has not been remedied or waived.
“Existing Charges” is defined in Section 10.1.12 (B).
“Fee Letter” is defined in Section 5.1.
“Finance Documents” means (i) the Loan Agreement, (ii) the Security Documents, (iii) the Fee Letter, (iv) the hedging agreements entered into with a Hedging Counterparty, and (v) any other agreement entered into between a Finance Party and another party in connection with the Loan and designated as a “Finance Document” by the Lender and the Borrower.
“Finance Party” means the Lender, any Beneficial Lender and any Hedging Counterparty.
“Financial Indebtedness” is defined in Section 12.3.2.
“Financing Rights” are defined in Section 22.5.
“General Account” means the account designated as such in Schedule 14.1.1 – Transaction Accounts.
“General Contractor Agreement” is defined in Section 12.18.1.
“General Terms and Conditions (AGB)” is defined in Section 21.5.
“GMS” is defined in Section 1.2.
“Group” is defined in Section 3.1.
“Group Company/Group Companies” is defined in Section 3.1.
“Hedging Counterparty” means the Lender (or any person, who has been approved by the Lender to become a hedging counterparty) and who has entered into an interest hedging agreement with the Borrower in accordance with Section 9 of the Loan Agreement.
“Hedging Trigger Rate” is defined in Section 9.1.
“HIB” means Helaba Gesellschaft für Immobilienbewertung mbH.
„HoldCo“ is defined in Section 1.2.
“Initial Fees” is defined in Section 5.5.
“Initial Valuation” is defined in Section 1.1.
“Interest Payment Date” is defined in Section 4.3.1.

“Interest Period” is defined in Section 4.2.
“ISCR” is defined in Section 15.1.
“ISCR Level” is defined in Section 15.1.
“Klüberstrasse” is defined in Section 3.4 b).
“Land Charge” is defined in Schedule 7.1 (Security).
“Legal Reservations” means any general principle of law limiting the rights of creditors generally and which are specifically referred to in any legal opinion delivered pursuant to Section 8.1.
“Loan” is defined in Section 2.1.
“Loan Agreement” is defined in Section 1.3.
“LTV” is defined in Section 16.1.
“Lump Sum” is defined in Section 15.3.3.
“Margin” is defined in Section 4.1.
“Material Adverse Effect” is defined in Section 10.1.25.
“Material Tenant” means any of the following: (i) Deka, (ii) Deutsche Bundesbank, (iii) Franklin Templeton Investment Services GmbH and (iv) any other tenant who has entered into a lease agreement with the Borrower which lease agreement generates or is expected to generate lease rentals in the amount of more than EUR 1,000,000 p.a.
“New Shareholders” is defined in Section 1.2.
“Operating Account” means the account designated as such in Schedule 14.1.1 – Transaction Accounts.
“Parties” is defined in Section 1.3.
“Permitted Liabilities” is defined in Section 12.3.1.
“Potential Event of Default” is defined in Section 13.6 lit. b).
“Projected Interest Service” is defined in Section 15.4.
“Projected Net Rental Income” is defined in Section 15.3.
“Property” is defined in Section 1.1.
“Property Management Agreement” is defined in Section 11.2.2.
“Property Manager” is defined in Section 11.2.2.
“Property Purchase Agreement” is defined in Section 1.2.

“Public Law Contract” means the public law contract dated 26/28 January 2011 between Stadt Frankfurt am Main and the Borrower regarding the implementation of fire protection and safety related measures, as amended by the following amendment agreements: (i) first amendment agreement (1. Nachtrag zum öffentlich-rechtlichen Vertrag) dated 26 August/5 September 2011, (ii) second amendment agreement (2. Nachtrag zum öffentlich-rechtlichen Vertrag) dated 16/22 December 2011 and (iii) third amendment agreement (3. Nachtrag zum öffentlich-rechtlichen Vertrag) dated 17 February 2012 as further amended from time to time.
“Rate of Interest” is defined in Section 4.1.
“Reference Banks” is defined in Section 4.1.
“Reference Bank Rate” is defined in Section 4.1.
“Rent Receipt Account” means the account designated as such in Schedule 14.1.1 – Transaction Accounts.
“Relevant Date” is defined in Section 6.6.
“Repayment Date” is defined in Section 4.4.
“Security” is defined in Section 7.1.
“Security Document/Security Documents” is defined in Section 7.1.
“Security Provider” means any person that has provided security under any of the Security Documents or has subordinated its claims under the Subordination Agreement.
“Settlement Agreement” means the settlement agreement (Vergleichsvertrag) between, inter alia, the Borrower and Deka dated 24 May 2011.
“Shareholders” is defined in Section 3.1.
“Shareholder Structure” is defined in Section 3.1.
“SPA” is defined in Section 1.2.
“Sponsor” is defined in Section 3.1 and Section 3.2.
“Status Report” is defined in Section 13.1.
“Subordination Agreement” is defined in Section 12.5.
“Suitable Assignee” is defined in Section 22.2.
“Suitable Hedging Counterparty” means a bank or financial institution which has a rating for its long-term unsecured and non-credit enhanced debt obligations of A/A2 or higher by at least two Acceptable Rating Agencies.
“Tenant Deposit Account” means the account designated as such in Schedule 14.1.1 – Transaction Accounts and any other account solely used for the purposes described in Section 14.7.

“Term” is defined in Section 4.4.
“Terms and Conditions of Loan” is defined in Section 21.5.
“Term Sheet” is defined in Section 5.1.
“Test Date” is defined in Section 15.2 and – in relation to LTV – in Section 16.2.
“Test Period” is defined in Section 15.2.
“Tranche 1” is defined in Section 2.1 a).
“Tranche 2” is defined in Section 2.1 b).
“Transaction Accounts” is defined in Section 14.1.1.
“Transaction Costs” means the costs incurred by the Borrower in connection with the negotiation, completion and perfection of the Finance Documents including any notarial fees, land registry fees and other fees incurred or to be incurred in connection with the creation of the Security, including the Land Charge, the registration fees payable to the land register and the transfer of any enforcement title (in particular of any existing submissions to immediate enforcement) to the Lender.
“Valuation Report” is defined in Section 13.8.

1.5	Any reference to the singular of a term shall include a reference to the plural of such term and vice versa.

2.	Loan, Purpose

2.1	Loan Amount
Subject to the terms of the Loan Agreement, the Lender hereby makes available to the Borrower a loan (the “Loan”) in the aggregate amount of EUR 330,000,000. The Loan is split into two tranches:

a)	a tranche in the amount of EUR 248,000,000 which amount was fully drawn by and was fully advanced to the Borrower on 15 October 2014 (“Tranche 1”), and

b)	a tranche in the amount of EUR 82,000,000 which tranche can be drawn by the Borrower – subject to the terms and conditions of the Loan Agreement – (“Tranche 2”).

2.2	Purpose
The Borrower applied the Loan drawn by it in 2014 for the refinancing of the bank debt then existing. The Borrower shall apply the loan amount that can be drawn by it under Tranche 2 solely towards the funding of a distribution or an up-stream loan or repayment of a shareholder loan to the New Shareholders with the view of refinancing a portion of equity funds applied by the New Shareholders to pay the purchase price payable by the New Shareholders to the Existing Shareholders under the SPA as further described in the funds flow statement to be delivered under item 8.4 of Schedule 8 – Conditions Precedent. The Lender is not required to monitor whether the

Borrower complies with the purpose of the Loan and/or the laws applicable to the distribution or lending of the loan proceeds to the New Shareholders.

3.	Shareholder Structure of the Borrower, Mandatory and Voluntary Prepayment

3.1	Shareholder Structure
The Borrower represents and warrants as at the date of this Loan Agreement and as at the Drawdown Date that the shareholder structure outlined in Schedule 3.1 – Shareholder Structure is complete and correct. The shareholder structure under Schedule 3.1 is hereinafter referred to as the “Shareholder Structure”. NorthStar Realty Finance Corp is hereinafter referred to as the “Sponsor”, the New Shareholders and HoldCo are hereinafter also referred to as the “Shareholders”, and the Shareholders together with the Borrower and GMS, the “Group” and each member of the Group, a “Group Company”.

3.2	Change of Control
The Parties agree that the Shareholder Structure and the current control of the Group and the Lender’s trust in the qualification of the management of the Sponsor for the term of the Loan forms a material basis for the Lender’s decision to grant the Loan and therefore, if a Change of Control occurs – without the prior consent of the Lender – it shall be unreasonable (unzumutbar) for the Lender to continue the loan relationship. The Lender is therefore entitled to request a mandatory prepayment (whereby the outstanding Loan shall become immediately due and payable), if a Change of Control occurs without the prior consent of the Lender. For the avoidance of doubt, but without prejudice to Section 18.1 (Events of Default), any change in the Shareholder Structure that does not constitute a Change of Control does not render the continuation of the loan relationship unreasonable within the meaning of sentence 1.
“Change of Control” means that

(i)	the Sponsor and/or a Related Entity do/does not hold directly or indirectly more than 50% of the capital and the voting rights of the Borrower and GMS; and/or

(ii)
a third party (not being the Sponsor or a Related Entity) gains control (beherrschender Einfluss) over the Borrower or GMS within the meaning of section 290 (2) of the German Commercial Code (Handelsgesetzbuch) (or the corresponding provisions of a foreign law applicable to the Borrower).

“Related Entity” means

a)	a Subsidiary (as defined below) of the Sponsor, or

b)	any legal entity (in the following the “Entity”) in relation to which all of the following statements are true:

(i)	no person holds 25% or more of the capital or the voting rights in the Entity;

(ii)	the Entity is not controlled by any person within the meaning of section 290 (2) of the German Commercial Code;

(iii)
the Entity is fully managed by the Sponsor, NorthStar Asset Management Group Inc. (“NSAM”) or a Subsidiary of the Sponsor or NSAM (the managing entity in the following the “Fund Manager”), and for the purposes of this paragraph, “fully managed” means that the Fund Manager (A) either has concluded an asset management agreement with the Entity substantially similar to the one in place between the Sponsor and a subsidiary of NSAM as of the date hereof or (B) has the right to represent the Entity and the right to take certain investment and other business decisions (including decisions as to the day-to-day management of the Entity other than those reserved for the board of directors of the Entity) but in either case subject to any applicable laws and any other corporate requirement applicable to the Entity which provide that the responsibility for certain matters has to remain (or is taken back) under the control of the board or the shareholders of the Entity (it being understood that, if it is a corporate requirement that certain matters are not transferred to the Fund Manager then such matter is handled by the Entity itself and will not preclude it from being “fully managed”); and

(iv)
the Lender has reasonably been satisfied that the control of the Entity over the Borrower does not, as of the date when the Entity gains control over the Borrower, lead to additional material obligations of the Lender under the laws of the jurisdiction under which the Entity (or the Fund Manager) is incorporated or where its main management decisions are taken, due to the fact that the Lender is a party to the Finance Documents (in particular no material reporting and other information obligations); an obligation is material in this sense if, for example, compliance with such obligation would cause – in light of the business relationship between the Lender and the Borrower – exceptional additional expenses or unreasonably high extra management, organisational or operational time, for which the Lender does not receive adequate compensation from the Borrower.

For the purposes of the definition of Related Entity, “Subsidiary” means, in relation to a person, any entity that is controlled within the meaning of section 290 (2) nos. 1 to 3 of the German Commercial Code by such person.

c)
The parties are aware that the Sponsor intends to spin off its indirect shareholding in the Borrower ultimately into a newly established US REIT, the corporate organization of which is substantially similar to the one of the Sponsor. For this purpose, the Sponsor has already established “NorthStar Realty Europe Corp.” (in the following “NRE”) which currently exists as a subsidiary of the Sponsor. Upon clearance by the SEC and further steps to be accomplished, the Sponsor’s indirect shareholding in the Borrower will be contributed to “NRE” or a subsidiary hereof. Notwithstanding anything to the contrary in paragraph b) above, the Lender hereby agrees to the transfer of the Sponsor’s indirect shareholding in the Borrower to NRE provided that

(i)	no person holds 25% or more of the capital or the voting rights in NRE,

(ii)	NRE is not controlled by any person within the meaning of section 290 (2) of the German Commercial Code,

(iii)
NRE enters into an asset management agreement with the Sponsor, NSAM, or a Subsidiary (as defined above) of the Sponsor or NSAM on terms similar to the terms and conditions of the asset management agreement, dated 30 September 2014 and entered into by the Sponsor and NSAM J-NNRF, a subsidiary of NSAM.

Accordingly, following such transfer and as long as the conditions (i) to (iii) of this paragraph c) are met, NRE shall be the “Sponsor” for the purposes of this Agreement, and any references to “Sponsor” in the Finance Documents shall be construed from then onwards as a reference to “NorthStar Realty Europe Corp.”, and no longer to “NorthStar Realty Finance Corp.”.

3.3	Compulsory Purchase
The Borrower shall prepay the outstanding Loan, if the Property or any material part thereof becomes subject to a compulsory purchase.

3.4	Disposal of Property

a)
The outstanding amount of the Loan shall become immediately due and payable, if the Borrower disposes of the Property. A part disposal is not permissible. The Borrower shall instruct the buyer of the Property to pay the purchase price with discharging effect (mit befreiender Wirkung) onto the Deposit Account. The Borrower shall apply the proceeds from the sale of the Property in accordance with Section 14.5.

b)
The Lender will consent to the legal separation of the residential units in Klüberstrasse 6,8 and 10 (“Klüberstrasse”) from the Property and also agrees to a sale of Klüberstrasse provided that the amount paid into the Deposit Account is equal to or exceeds EUR 8,000,000 and such amount shall be used as follows: (i) in the amount of EUR 8,000,000 in prepayment of the Loan and (ii) to the extent that the net purchase proceeds deriving from the sale of Klüberstrasse exceed EUR 8,000,000 in payment to the General Account. All costs associated with the legal separation of Klüberstrasse from the Property shall be borne by the Borrower.

3.5	Recovery Claims from Third Parties
The Borrower must apply any proceeds of a claim against the provider of the legal, technical, financial or any other due diligence report in connection with the financing of the purchase price under the SPA in prepayment of the outstanding amount of the Loan. The Borrower shall instruct the debtor of such claim to pay the compensation amount (the “Compensation Amount”) onto the Deposit Account. Any amount so received shall be applied in prepayment of the amounts outstanding under Tranche 1 and Tranche 2 as directed by the Lender on the next Interest Payment Date.

For the avoidance of doubt, the above rule of allocation does not apply to the Cash Flow Waterfall or the rules of allocation agreed in the Security Documents.

3.6	Illegality
If it becomes unlawful in any applicable jurisdiction for the Lender to perform any obligations as contemplated by this Loan Agreement or to fund or maintain its participation in any Loan

a)	the Lender shall immediately notify the Borrower of becoming aware of such event;

b)	upon the Lender notifying the Borrower any undrawn amounts of the Loan will be immediately cancelled; and

c)
the Borrower shall repay the Loan on the next Interest Payment Date occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

3.7	Voluntary Prepayment
The Borrower may prepay the Loan in whole or in part and in multiples of EUR 1,000,000, if it gives the Lender no less than ten Business Days’s prior notice.

3.8	Payment of Interest and Costs in connection with a Prepayment
Any prepayment shall be made with accrued interest on the amount prepaid and the breakage costs related to the amount prepaid. Other than the breakage costs, no premium or penalty shall be payable in connection with a prepayment.

3.9	No Re-Borrowing
Any amount repaid or prepaid may not be redrawn or re-borrowed.

3.10	Mitigation

a)
The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which could result in any amount becoming payable under section 3.6 (Illegality) including transferring its rights and obligations under the Finance Documents to any of the Lender’s affiliates.

b)	Paragraph a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

c)	The Borrower shall indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by the Lender under paragraph a) above.

d)	The Lender is not obliged to take any steps under paragraph a) above if, in the opinion of the Lender (acting reasonably) to do so might be prejudicial to it.

4.	Terms and Conditions

4.1	Interest
The rate of interest (the “Rate of Interest”) on the Loan shall be fixed for each Interest Period (as defined below) and is the percentage rate per annum which is the aggregate of

–	the Cost of Funds, plus

–	the Margin.
“Cost of Funds” means the 3 month EURIBOR applicable to the relevant Interest Period. EURIBOR means the rate published on Reuters page “EURIBOR 01“ at 11:00 a.m. (CET) two Business Days prior to the commencement of the relevant Interest Period for a period of the applicable Interest Period (which is, generally, three months). If Reuters page “EURIBOR 01“ is not available for any reason, the following pages shall be used in substitute in the following order: first another Reuters page publishing EURIBOR, then Bloomberg page “GPGX 509 8 1“. If neither of the Reuters’ pages nor the Bloomberg page referred to above have the required details or these pages are not accessible, the applicable EURIBOR will be the Reference Bank Rate (as defined below). If EURIBOR should fall below zero, EURIBOR shall be deemed to be zero for the purposes of calculating the Cost of Funds.
In relation to the first Interest Period in relation to Tranche 2 only, which is expected to be shorter than three months, the Costs of Funds shall be calculated on the basis of an Interpolated EURIBOR. “Interpolated EURIBOR“ means the rate which results from interpolating on a linear basis between:

a)	the applicable EURIBOR for the longest period (for which that EURIBOR is available) which is less than the first Interest Period; and

b)	the applicable EURIBOR for the shortest period (for which that EURIBOR is available) which exceeds the first Interest Period.
“Margin” means 145 basis points p.a.
“Reference Banks” means (i) Bayerische Landesbank, Munich, (ii) Landesbank Baden-Württemberg, Stuttgart, (iii) Landesbank Saar, Saarbrücken, (iv) Norddeutsche Landesbank –Girozentrale, Hannover, (v) Deutsche Bank AG, Frankfurt am Main, (vi) Barclays Bank plc, London, (vii) HSBC, London.
“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request by at least two Reference Banks as the rate at which the quoting Reference Bank could borrow money in the European interbank market in the relevant currency and for the relevant period.
The Lender shall determine the relevant Rate of Interest two Business Days prior to the beginning of each Interest Period, with binding effect for that respective Interest Period, and shall promptly notify the Borrower of such Rate of Interest, the date for payment of interest for that respective Interest Period, and the amount of interest payable.

4.2	Interest Period
Save for the first Interest Period and subject to the following sentences, each Interest Period shall have a term of three months (i.e. a calendar quarter) subject to the following rules: (i) the first Interest Period of the Loan shall start on the day of its disbursement and shall end on the last day (including such last day) of the calendar quarter in which the disbursement took place, (ii) each subsequent Interest Period shall start at the end of the last day of the preceding Interest Period (excluding the last day of such Interest Period) and shall end on the last day of the relevant Interest Period, i.e. the end of the calendar quarter (including the last day), and (iii) the last Interest Period shall end at the latest on the Repayment Date (as defined below).
The Lender shall determine the relevant Interest Period with binding effect for all Parties.
The term “Interest Period” means each period determined in accordance with this Section 4.2 and Section 4.3.2.
“Business Days” shall mean days on which banks in Frankfurt am Main are open for business to carry out the type of transactions required under this Loan Agreement and on which the Trans-European Automated Real Time Gross Settlement Express Transfer System is available to settle payments in Euro.

Interest shall be calculated by reference to the actual number of days elapsed and on the basis of a 360 days year.

4.3	Payment of Interest/ Interest Payment Date

4.3.1	The Borrower shall pay accrued interest on the Loan in respect of any Interest Period on the last day of such Interest Period (the “Interest Payment Date”).

4.3.2
If an Interest Period (or Repayment Date) would otherwise end on a day, which is not a Business Day, that Interest Period (or Repayment Date) will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

4.4	Other Terms and Conditions

“Amortisation”:
Following the expiration of four years following the Drawdown Date, the Borrower shall repay the Loan on each Interest Payment Date (the first being 30 September 2019) in an amount equal to 0.625% of the aggregate Loan Amount advanced under this Loan Agreement (i.e. in the amount of EUR 2,062,500, if the full amount of the Loan (EUR 330,000,000) has been advanced). The Borrower is not required to make such repayment, if the Borrower evidences to the satisfaction of the Lender that LTV on the relevant Interest Payment Date is lower than 65%.

“Repayment Date”:	Save as otherwise provided for in this Loan Agreement, the amount of the Loan outstanding shall be repaid at the earlier of: (i) the end of its Term and (ii) the sale of the Property.

“Term”:	Eight years from the Drawdown Date.

“Availability Period”:	From the signing of this Loan Agreement until 31 August 2015.

5.	Fees, Costs

5.1	Arrangement Fee
The Borrower shall pay to the Lender the arrangement fee as agreed in the indicative term sheet dated 9 June 2015 (the “Term Sheet”) and as further specified in the fee letter agreed upon between the Borrower and the Lender on or about the date of the Loan Agreement (the “Fee Letter”).

5.2	Commitment Fee
The Borrower undertakes to pay the Lender a commitment fee of 50 basis points per annum on the committed and undrawn amount of the Loan from the date commencing 30 Business Days after the date of this Loan Agreement and ending when the Loan is fully drawn, at the latest, however, on the last day of the Availability Period. Such commitment fee shall also be payable, if the distribution of the Loan is delayed or not made for reasons for which the Lender is not responsible. The commitment fee shall become due and payable to the Lender in arrears on the last day of the Availability Period or the Drawdown Date.

5.3	Agency Fee
The Borrower shall pay to the Lender as agent an agency fee in the amount, manner and at the times agreed in the Fee Letter.

5.4	Breakage Costs
If the Borrower repays or prepays the Loan, in whole or in part, on a day other than at the end of an Interest Period, the Borrower shall pay breakage costs to the Lender. The breakage costs shall be calculated pursuant to the principles developed by case law for the purposes of section 490 (2) BGB.

5.5	Costs
The Borrower shall reimburse the Lender the amount of all costs and expenses incurred by the Lender as agreed in the Term Sheet; such agreement is hereby confirmed (bestätigt) by the Parties. The Borrower shall also bear all notary and land register fees, costs and expenses which become payable in accordance with applicable statutory regulations, in particular in connection with the creation or assignment of the Land Charge, the creation or transfer of any submission to immediate enforcement (Unterwerfung unter die sofortige Zwangsvollstreckung) and the registration of any assignment of the Land Charge in the land register, as well as the costs of HIB for producing the Initial Valuation (the “Initial Fees”). The Initial Fees shall be payable by the Borrower even if the Loan is not disbursed by the Lender.
The first paragraph of this section shall apply correspondingly to any amendment made to the Finance Documents.
The Borrower shall in addition reimburse the Lender the amount of all costs, which are reasonably and necessarily incurred by the Lender in connection with the preservation or enforcement of its rights under this Loan Agreement and other Finance Documents.
Any other claims of the Lender or a Hedging Counterparty to costs and expenses under this Loan Agreement (including statutory claims) shall remain unaffected hereby (in particular those costs under section 9 (Interest Hedging)).

6.	Increased Costs

6.1
If a Finance Party’s refinancing costs should increase after the Relevant Date as a result of any change in the law or a regulation implemented after the Relevant Date, for example the introduction of a cash deposit or minimum liquidity reserves, or if increased costs are incurred by a Finance Party by reason of a change to liquidity or capital adequacy requirements introduced after the Relevant Date, the Borrower shall bear such additional costs from the commencement of the next Interest Period following the introduction of such measure, and after being notified thereof by the Lender together with a statement confirming and describing the amount of the increased costs.

6.2	Section 6.1 does not apply to the extent any such increased costs are:

(i)	attributable to the gross negligent or wilful breach by the relevant Finance Party or its affiliates of any law or regulation;

(ii)
attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurements and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any law or regulation enacted on or prior to the Relevant Date which implements Basel II (whether such implementation, application or compliance is by government, regulator or the relevant Finance Party); or

(iii)    attributable to the implementation or application of or compliance with Basel III.
“Basel III” means

(A)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurements, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer”, published by the Basel Committee on Banking Supervision in December 2010;

(B)
the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011;

(C)
the rules for determination of the liquidity coverage ratio and monitoring of liquidity risks contained in “Basel III: The Liquidity Coverage Ratio and liquidity risk monitoring tools” published by the Basel Committee on Banking Supervision in January 2013;

(D)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”;

(E)
(a) any law and legislation transposing the following EU directives into national law: Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/

EC and 2006/49/EC, as published in the Official Journal of the European Union L 176/338 on 27 June 2013 and (b) Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 648/2012, as published in Official Journal of the European Union L 176/1 on 27 June 2013,
in each case in the form and with the contents existing on the Relevant Date.

6.3
In the event that the Lender requires the Borrower to pay increased costs in accordance with Section 6.1, the Borrower may prematurely terminate that portion of the Loan beneficially owned by the relevant Finance Party. Upon such premature termination, the portion of the Loan affected by the termination shall be repaid. The Borrower shall compensate the Lender for breakage costs (if any).

6.4
The Finance Party incurring increased costs shall, after consultation by the Lender with the Borrower for not less than three Business Days, take all reasonable steps to mitigate any circumstances which arise and which would result in any amounts becoming due and payable under or pursuant to any of Section 6 (Increased Costs), or clause 6 (Tax) of the Terms and Conditions of Loan including but not limited to transferring its rights and obligations under the Finance Documents to another affiliate or facility office. The preceding sentence does not in any way limit the obligations of the Borrower or any Security Provider under the Finance Documents.

6.5
The Borrower shall indemnify each Finance Party – via the Lender – for all costs and expenses incurred by that Finance Party (acting reasonably) as a result of steps taken by it according to Section 6.4. A Finance Party is not obliged to take any step under Section 6.4, if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it in any material respect.

6.6
The right to claim increased costs under this Section 6 (Increased Costs) and the amount of such increased costs shall be established for the each Finance Party on an individual basis, i.e. on the basis of the Relevant Date and the regulatory environment applying to the relevant Finance Party. “Relevant Date” means, in relation to the Lender, the date of this Loan Agreement and, in relation to any other Finance Party, the date on which such Finance Party has become a Finance Party under the Finance Documents.

6.7
For the avoidance of doubt, any Finance Party, other than the Lender, that wishes to make a claim for increased costs under this Section 6 must raise such claim via the Lender. Any restriction that may exist on such Finance Party under the Consortium Agreement to raise such claim remains unaffected.

7.	Security

7.1
The Borrower and the other Security Providers shall create the security listed in Schedule 7.1 – Security in favour of the Lender (the “Security”, and each of the agreements entered into over the Security, hereinafter the “Security Documents”).

7.2	The Lender shall release Klüberstrasse from all Security created over Klüberstraße upon irrevocable and unconditional repayment of the Loan in the amount set forth in Section 3.4 b) it being understood that such release may require the Lender to issue certain declarations (such as deletion consents (Löschungsbewilligung)) prior to the irrevocable and unconditional repayment of the loan but subject to trust arrangements. The costs of such release shall be borne by the Borrower.

8.	Conditions Precedent and Conditions Subsequent to Drawdown of Tranche 2

8.1
The Lender shall disburse Tranche 2 to the Borrower, as soon as all documentation/evidence listed in Schedule 8.1 – Conditions Precedent has been fulfilled to its satisfaction. The Borrower must submit an irrevocable utilisation request within the Availability Period which must be received at the latest three Business Days prior to the date the Lender is to make the disbursement (the date of scheduled disbursement the “Drawdown Date”).

8.2
The Loan must be drawn by submission of one utilisation request. The utilisation request must be in the form attached as Schedule 8.2 – Form of Utilisation Request. The Borrower can only submit the utilisation request after the Lender has confirmed in writing to the Borrower that all conditions precedent have been fulfilled to its satisfaction.

8.3	The Borrower shall provide

a)
within 30 Business Days after the entering into of this Loan Agreement the power of attorney to be granted to the Lender according to Schedule 7.1, authorising the Lender to declare the second-ranking land charge at any time immediately enforceable;

b)
promptly after the entering into of any interest hedging agreement (i) the legal opinion in relation to such document as further specified in Schedule 8.1 item 7 (i.e. capacity opinion from counsel to the Borrower) and (ii) if the interest hedging agreement has not been entered into with the Lender, a copy of such interest hedging agreement;

c)
within ten Business Days from the Drawdown Date the apostille in relation to the process agent letter (which letter itself has to be presented as a condition precedent pursuant to Schedule 8.1 item 8.4);

d)
within five Business Days from the Drawdown Date the confirmations from all account banks running a pledged account as to the receipt of the notice of pledge and the subordination of its own pledge agreement as further specified in the relevant account pledge agreements;

e)	promptly after registration of the second-ranking non-certificated land charge in the amount of EUR 82,000,000 certified (beglaubigt) land registry excerpts in relation to the Property;

f)
where a Finance Document has been signed on behalf of the Borrower by a managing director not registered as such in the commercial register yet, promptly after the registration of such managing director in the commercial register a confirmation/approval of the terms and conditions of such Finance Document by duly appointed and registered managing directors of the Borrower.

9.	Interest Hedging

9.1	Obligation to enter into Interest Hedging Arrangements
The Borrower must enter into and maintain (an) appropriate interest hedging agreement(s) in relation to 100% of the aggregate loan amount within 20 Business Days after the date of this Loan Agreement. If prior to the expiration of the 20 Business Days (i) the Euro Swap Rate on any day for the period from such day until the Repayment Date or (ii) the 3-Months-EURIBOR exceeds the amount of 2% p.a. – the “Hedging Trigger Rate” – the Borrower shall promptly (unverzüglich), but in any case no later than within two Business Days enter into an appropriate interest hedging agreement. If the Borrower fails to enter into an interest hedging agreement within this period with a person, who, although not being a Lender, has been approved by the Lender to become a hedging counterparty, the Borrower shall enter into the interest hedging agreement with the Lender. The Borrower shall promptly inform the Lender of any interest hedging agreement entered into with a third party by sending a copy of the relevant interest hedging agreement to the Lender.

9.2	Appropriate Interest Hedging Agreement
An “appropriate interest hedging agreement” shall be carried out by effecting interest hedging transactions on the basis of (i) a cap or (ii) a swap combined with a floor. The interest hedging transaction shall be entered into only with the Lender (or any person, who, although not being the Lender, has been approved by the Lender to become a hedging counterparty) in line with market conditions (which the Lender undertakes to offer) on the basis of the ISDA Master Agreement (or the sample German framework agreement for derivatives (Muster des Deutschen Rahmenvertrags für Finanztermingeschäfte (DRV)). Specific details, such as notional amount, type and maturity date, are to be separately agreed upon on the execution of the relevant hedging agreement. The Lender is obliged to approve a person to become a hedging counterparty, if such person is a “Suitable Hedging Counterparty” and if the Lender – in the reasonable discretion of the Borrower – has not offered the most competitive conditions.

9.3	Assignment
The claims and rights of the Borrower under any interest hedging must be pledged and/or, if so decided by the Lender, assigned to the Lender by the latest at the time such interest hedging agreement is entered into.

9.4	Subordination
The payments under the interest hedging must be subordinated to the payments under the Loan Agreement.

9.5	Termination of an appropriate interest hedging agreement
In the event that prior to the expiry of a term of an appropriate interest hedging agreement the amount hedged, or part thereof, is repaid, the interest hedging agreement relating to the premature repaid amount, shall be terminated, to the extent that there is a risk to the Lender connected therewith. The Borrower may terminate the interest hedging agreement provided that the notional amount of the hedge remaining after such termination is not less than the amount of the Loan outstanding. The appropriate interest hedging agreement shall also be ended, if the Loan is, in whole or part, not drawn down. The appropriate interest hedging agreement can, however, be maintained with the Lender, to the extent that suitable security has been created in connection therewith.

10.	Representations and Warranties

10.1
The Borrower represents and warrants to the Lender in relation to itself and (whether it is addressed in the following as Borrower or Group Company) the other Group Companies, where relevant, in the form of an independent guarantee the following:

10.1.1
Due Incorporation: Each Group Company is a corporation (or, in relation to the Borrower following the conversion of its legal form approved by the Lender in accordance with Section 12.22, a limited partnership (GmbH & Co. KG)) duly incorporated under the laws of its incorporation; the capital of each Group Company is fully paid up; there have been no repayments of capital and there has been no constructive equity contribution (verdeckte Einlage) or constructive equity contribution in kind (verdeckte Sacheinlage).

10.1.2
Actual Place of Administration: Each Group Company has its actual place of administration and its centre of main interests (as such term is used in Art. 3 (1) of council regulation (EC) 1346/2000 of 29 May 2000 on insolvency proceedings) in the jurisdiction of its incorporation.

10.1.3
Business Activity: The Borrower is a corporation whose sole activity consists of the owning and administration of the Property. GMS is a corporation whose sole activity consists of renting parking space and certain parts of the Property treated – for tax purposes – as moveable asset (Betriebsvorrichtungen) from the Borrower, leasing the parking space and such parts to third parties and the provision of certain administrative services to the Borrower in relation to the Property. The Borrower does not own any assets other than the Property, office furniture and equipment, receivables and cash and GMS does not own any assets other than office furniture and equipment, receivables and cash. The Borrower and GMS have no employees.

10.1.4
Permits: Each Group Company is in possession of all governmental authorisations and other authorisations (which shall include the agreement reached pursuant to the Public Law Contract) which are necessary for the operation of its business. Further, it has not breached any law or regulatory provision, nor any conditions attached to any authorisation, in a way which would cause the authorisation to be revoked or withdrawn.

10.1.5
Legal Obligations: The obligations of the Borrowers and the Security Providers under the Finance Documents are, subject to the Legal Reservations, upon execution legally binding and the obligations incurred and disposals (Verfügungen) made by the Borrower and the Security Providers under the Finance Documents are binding and enforceable in accordance with their terms. All corporate and governmental authorisations the Borrower or a Security Provider requires to enter into the Finance Documents have been validly obtained.

10.1.6
No Conflict with other Obligations: The execution of the Finance Documents and the performance of the obligations thereunder by the Borrower and the Security Providers do not constitute a breach of (i) the articles of association or partnership agreement of the Borrower or a Security Provider nor (ii) any applicable law and (iii) do not require the obtaining of any regulatory authorisation.

10.1.7	No Breach of Contract with a Third Party: The entering into and performance of the Finance Documents will not result in the Borrower or a Security Provider breaching any obligation which it has vis-à-vis a third party or being obliged to create an encumbrance for the benefit of any person (other than the Lender).

10.1.8
Pari Passu: The payment obligations of the Borrower under the Finance Documents are at least equal in ranking with all other present and future unsecured and non-subordinated payment obligations of the Borrower, save for such payment obligations which have seniority by operation of law.

10.1.9	No Deductions and Amounts Retained: Neither the Borrower nor a Security Provider is obliged to deduct or withhold amounts from payments to be made under the Finance Documents.

10.1.10	No Event of Default: No Event of Default is continuing.

10.1.11
No Litigation: Other than the administrative proceedings, which are the subject-matter of the Public Law Contract, the Borrower has no knowledge (after due enquiry) that it or GMS are involved in any legal dispute (including arbitration proceedings) or court (gerichtliche) or administrative (behördliche) proceedings where the amount in dispute individually or in the aggregate with other such disputes or proceedings amounts to more than EUR 250,000.

10.1.12	The Property:

(A)
The Borrower is the legal and beneficial owner (rechtlicher und wirtschaftlicher Eigentümer) of the Property it being understood that such ownership relates, in relation to Zimmerweg, to a leasehold (Erbbaurecht).

(B)
Save for the security granted or to be granted under this Loan Agreement, no encumbrances exist over the Property other than those encumbrances listed in Part II of the land register of the Property and which are specified in Schedule 10.1.12 (B) – Existing Charges (the “Existing Charges”).

(C)
The existence of and use of the buildings on the Property do not violate any applicable planning or building laws and regulations in such a way that the value or use of the Property could be impaired more than insubstantially save for the existing technical fire protection defects, described in more detail in Schedule 10.1.12 (C) – Defects.

(D)
The Property is in good repair (ordentlicher Zustand) and has no defects or damage, which could impair more than insubstantially the value or use of the Property, save for the existing technical fire protection defects, described in more detail in Schedule 10.1.12 (C) – Defects.

(E)	The defects described in more detail in Schedule 10.1.12 (C) can be cured by using commercial reasonable efforts.

10.1.13
Lease Agreements: All lease agreements entered into with a Material Tenant are legal, valid and binding in all material respects (including, without limitation, the lease payment obligations and the term of the lease agreement).

10.1.14
Insurance: The insurance contracts entered into by the Borrower satisfy the requirements of the Loan Agreement. All due premiums have been paid and the Borrower has not breached any term of an insurance agreement.

10.1.15
Financial Indebtedness: Save for any Financial Indebtedness permitted pursuant to the definition of Permitted Liabilities and any indemnity obligation regarding the Deka Guarantee, the Borrower has no Financial Indebtedness.

10.1.16
Documents about the Group Companies: All documents and information provided to the Lender with regard to the Group Companies and the Sponsor (the “Documents”) are based on up-to-date information and are correct and complete in all material respects and are not misleading.

10.1.17
Accounts: All accounts provided to the Lender have been compiled properly, carefully and correctly in accordance with applicable law and pursuant to generally recognised current accounting principles as consistently applied and reflect the actual circumstances, asset values, the finance, business and profit position of the Borrower at the time such accounts were drawn up. There has been no material adverse change in the Borrower’s assets, business or financial condition since the date of the accounts delivered pursuant to Section 8.1 (Conditions Precedent to Drawdown).

10.1.18
Tax Liabilities: No tax claims have been levied against the Borrower, which, if levied, could impair the full satisfaction of the obligations of the Borrower under the Finance Documents in the contractually agreed manner. The Borrower has settled the taxes and levies payable in accordance with its last tax returns or assessments unless the tax assessment (Steuerfestsetzung) is contested on founded prospects of success, the relevant tax authority suspends the payment of such taxes and the Borrower has formed sufficient reserves to fulfil the tax assessment it has contested.

10.1.19
Arm’s Length Terms: All legal transactions the Borrower has entered into with its respective shareholders, companies affiliated with the shareholders, or with third parties, have been entered into on arm’s length terms.

10.1.20	Acting for own Account: The Borrower shall use all monies provided to it by the Lender pursuant to this Loan Agreement for its own account.

10.1.21
Ranking: The Security has or will have first ranking priority on the Drawdown Date and it is not subject to any prior ranking or pari passu ranking security other than (i) the second ranking land charge to be granted pursuant to Schedule 7.1, (ii) the second-ranking account pledge to be granted by the Borrower pursuant to Schedule 7.1 and (iii) any account pledges arising under standard terms and conditions of the banks holding the accounts.

10.1.22
Environmental laws: The Borrower is in compliance with all environmental laws and any environmental permit in its possession, no circumstances have occurred which would prevent compliance and no claim, proceeding, formal notice or investigation by any person in respect of environmental law has been commenced or threatened against it, in each case in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

10.1.23
No filing or stamp duties: It is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority (except for the documents related to the Land Charge and the share pledge agreement in relation to the shares in the Borrower) or that any stamp, registration, notarial or similar taxes or costs be paid on or in relation to the Finance Documents (except for costs and fees to be paid in connection with the Land Charge and the notarisation of the share pledge agreement).

10.1.24	Insolvency:

a)
No insolvency, bankruptcy, liquidation or similar proceedings have been initiated or threatened with respect to the Borrower or GMS or a moratorium declared in respect of any indebtedness of the Borrower or GMS;

b)
neither the Borrower nor GMS (i) is unable and does admit its inability to pay its debts as they fall due, (ii) has suspended or threatened to suspend making payments on any of its debt, (iii) has by reason of actual or anticipated financial difficulties, commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness and (iv) has commenced an action under any law relating to bankruptcy, insolvency or any similar proceeding;

c)	with respect to the Borrower, the value of its assets is not less than its liabilities.

10.1.25	No Material Adverse Effect: There is no circumstance which has a material adverse effect on

a)	the business, operation or financial condition of the Borrower;

b)	the ability of the Borrower to perform its payment obligations under the Finance Documents; or

c)
the validity or enforceability of, or the effectiveness or ranking of any Security granted or purported to be granted pursuant to any of the Finance Documents, and if there is such an issue, such issue is, if capable of remedy, not remedied within 20 Business Days of the earlier of (i) the Borrower becoming aware thereof and (ii) the Lender giving notice to the Borrower,

(any of the circumstances referred to above a “Material Adverse Effect”).

10.1.26
All shares to be acquired by the New Shareholders and HoldCo under the SPA are legally and beneficially owned (directly or indirectly) by the New Shareholders (in relation to the shares in the Borrower) and HoldCo (in relation to the shares in GMS) and such shares are owned free from any encumbrances or other third party rights (except any rights under the Finance Documents).

10.1.27
There has been no amendment to or variation or waiver of the terms of the SPA and the Borrower (after due enquiry) has no knowledge (Kenntnis) of any fact or matter which would render the representations given by the vendor in the SPA untrue or inaccurate.

10.1.28	The acquisition of the shares in the Borrower and GMS is made in accordance with all laws, governmental and regulatory consents and clearances and third party consents.

10.2	Repeating Obligations
The representations and warranties pursuant to section 10.1 (Representations and Warranties), except for the representations and warranties set out in Section 10.1.9 (No Deductions and Amounts Retained), 10.1.11 (No Litigation), 10.1.13 (Lease Agreements) and sentence 2 of Section 10.1.17 (Accounts) are deemed to be repeated on the Drawdown Date of the Loan as well as on each Interest Payment Date with reference to the conditions and circumstances then existing. The representation set out in sentence 1 of Section 10.1.17 (Accounts) shall be made with respect to accounts provided in accordance with Section 8 (Conditions Precedent to Drawdown) only on the date of this Loan Agreement and with respect to any other accounts only at the time such accounts are delivered and only in respect of the accounts delivered at that time.

11.	Property-Related Undertakings
The Borrower undertakes for the whole term of the Loan:

11.1	Condition and Use of the Property
The Property may not be changed in any material way. The Property shall be kept in good repair, free of defects and damage, provided that the existing technical fire protection defects described in more detail in Schedule 10.1.12 (C) – Defects shall be cured within any period binding upon the Borrower and, in the absence of such period, by 31 December 2016, at the latest. All building, regulatory and other public law regulations and conditions shall be complied with where failure to do so is reasonably likely to have a Material Adverse Effect. The Borrower shall, in particular, comply with the Public Law Contract. The use of the Property as commercial property may not be changed. This provision does not apply to the changes in the Property to be made as listed in Schedule 11.1 – Planned Changes to the Property. The Borrower shall further pursue the registration of all rights granted to it and which require registration in the land register pertaining to the Property or any other property with the care of a prudent businessman.

11.2	Management of the Property

11.2.1
The Property must be managed properly, on market terms and conditions and by a property manager with sufficient experience in the management of similar properties to that of the Property. The Lender confirms that the existing Property Management Agreement complies with this provision.

11.2.2
The Borrower has appointed BNP Paribas Real Estate Property Management GmbH, Mainzer Landstraße 16, 60325 Frankfurt am Main (“BNP Paribas”) to manage the Property (this entity and any successor entity including any new property manager appointed in compliance with the terms of this Loan Agreement, the “Property Manager”). The Lender consents to the appointment of BNP Paribas as Property Manager. The Borrower shall enter into a written agreement on the management of the Property with the Property Manager (such agreement the “Property Management Agreement”). The Borrower may not agree to amendments to the Property Management Agreement with the Property Manager without the consent of the Lender, if such amendments adversely affect the interests of the Lender.

11.2.3	The Borrower may not change the Property Manager without the consent of the Lender. The Lender shall grant its consent, if all of the following conditions are met:

a)	The proposed property manager must have sufficient experience in the management of properties similar to that of the Property and it must have a good reputation.

b)
The proposed property manager enters into a written property management agreement with the Borrower. Such property management agreement must provide that, if the Property Manager breaches the Property Management Agreement and if such breach is reasonably likely to result in a material deterioration in the Lender’s risk position, the Lender can request that a new Property Manager is appointed (to which new appointment this Section 11.2.3 does apply).

c)	The proposed property manager enters into a written duty of care agreement with the Lender (the “Duty of Care Agreement”) in the form set out in Schedule 11.2.3.

d)	The proposed property manager has entered into a third party liability insurance with an insured cover amount of at least EUR 5,000,000.

e)	The proposed property manager has confirmed to the Lender that it has been informed of the Security.
The new Property Management Agreement may only be entered into in consultation with the Lender.

11.2.4
If the Property Manager (other than BNP Paribas) breaches the Property Management Agreement and such breach is reasonably likely to result in a material deterioration in the Lender’s risk position, then the Lender can request that a new Property Manager is appointed.

11.3	Protection of the Environment and Health

11.3.1	The Borrower shall comply with all applicable environmental laws and environmental permits where failure to do so has or is reasonably likely to result in a Material Adverse Effect.

11.3.2	The Borrower shall inform the Lender promptly of
a)    any environmental claim that exists or is threatened against the Borrower;
b)    any circumstances that could result in an environmental claim against the Borrower; and
c)    the revocation of, withdrawal of or dispute with respect to an environmental permit.

11.4	Lease Agreements
The Borrower

a)
may not agree to any amendment, waiver or surrender of or extension of or enter into any new lease agreement with respect to a Material Tenant without the consent of the Lender (such consent not to be unreasonably withheld). The Borrower shall within the framework of what is legally permissible ensure that the Material Tenants agree to the passing on of information in relation hereto;

b)
shall ensure, without prejudice to a) above, that all new lease agreements (whether with respect to existing tenants or new tenants) and extensions and amendments of existing lease agreements are entered into on the basis of and subject to German law, on arm’s lengths terms, in line with market conditions and with tenants of a quality and nature (including the nature of their business to be carried out in the Property) that does not have the potential of impairing the value of the Property;

c)	undertakes to make all commercially reasonable efforts to lease vacant parts of the Property;

d)	shall at all times act with the care of a prudent lessor (mit der Sorgfalt eines ordentlichen Vermieters);

e)	shall ensure within the scope of its possibilities that each tenant has, in the reasonable judgement of the Borrower, an acceptable creditworthiness;

f)
shall provide the Lender with copies of any lease agreement (except for lease agreements where the lease object is parking space only and for lease agreements regarding residential units, but, in relation to these, sample lease agreements have to be provided once changes have been made to the samples previously submitted to the Lender).

11.5	Insurance

11.5.1
The following insurances must be entered into under contracts subject to German law (or – provided that the choice of such law does not impair the cover pool eligibility (Deckungsfähigkeit) of any part of the Loan – English law) and maintained by the Borrower at its own cost:

a)
insurances of the Property including buildings, fixtures and plant and equipment, against damage from fire, storm, water and hail storm, all other risks against which are insured in normal business practice by a prudent company with the same business as the Borrower or to a reasonable scope requested by the Lender, on a full reinstatement basis including the costs of site clearance as well as any fees of architects, engineers, valuers or other fees in connection therewith (plus reserves for future developments in inflation);

b)	insurance to cover the loss of rent for a period of time of at least three years taking into account potential rent increases;

c)	liability insurance (Haftpflichtversicherung) and operating liability insurance (Betriebshaftpflichtversicherung);

d)	insurance against terrorism.

11.5.2
The requirements laid down in this Section 11.5 represent only the minimum requirements to be met by the contractual terms of the insurance covering the Property. This Section does not contain any recommendation or statement by the Lender as to whether such requirements are reasonable or not.

11.5.3
The Borrower shall provide the Lender with regard to (i) all insurances in relation to the Property with a cover note (Deckungszusage/Deckungsbestätigung) and (ii) with regard to all insurances in relation to the Property, a copy of the insurance policy.

11.5.4
At the date of this Agreement, all insurance companies must have a sufficient rating. A sufficient rating exists, if an insurance company has at least two investment grade credit ratings provided by reputable rating companies. Any insurer can only be replaced with another reputable insurer.

11.5.5
The Borrower shall provide the Lender for each insurance governed by German law with a security confirmation or security note (Sicherungsschein) and – in relation to any insurance entered into under foreign law – any similar document issued under such foreign law.

11.5.6
The Borrower shall ensure that the Lender receives all material information in relation to the insurances. Section 11.5.3 shall remain unaffected hereby. In particular, the Borrower must inform the Lender 30 days prior to the expiry of an insurance that such insurance is expiring and to inform the Lender of every extension or amendment and must promptly inform the Lender of any termination or threatened termination of an insurance.

11.5.7
If the Borrower fails to take out the insurances as required, after the Lender has informed the Borrower in writing that the insurances taken out do not meet the requirements of this Section 11.5 and further provided that the Borrower has not provided evidence to the satisfaction of the Lender within 10 Business Days after receipt of such notification that it has taken out the required insurances, then, after expiration of these 10 Business Days, the Lender may, at the costs of the Borrower, insure the Property and take out the insurances as required under this Loan Agreement and take any further measures that it considers, in its reasonable view, necessary in order to prevent or remedy a breach of this Section by the Borrower. Any further rights of the Lender, in particular termination of this Loan Agreement, shall remain unaffected hereby.

11.6	Public Law Requirements
The Borrower shall inform the Lender without delay of all requirements (Anforderungen) and obligations under public law, including requirements under building (bauordnungsrechtliche) and construction planning (bauplanungsrechtliche) law, as well as building encumbrances (Baulasten) concerning the Property but only to the extent such are materially prejudicial to the risk position of the Lender.

11.7	Remedial Action

11.7.1	If the Borrower has not fulfilled an obligation under the Finance Documents with respect to the Property, the Lender shall be entitled, at the costs of the Borrower to

a)	access the Property (including the buildings on it);

b)	fulfil requests (Aufforderungen) of third parties addressed to the Borrower or object to such requests;

c)	take all actions which it reasonably considers to be necessary or expedient to prevent the breach of the obligation or to remedy it.

11.7.2
The Lender can exercise its rights under this Section 11.7 either itself or have them carried out through a third party. It shall notify the Borrower in advance of its intention to exercise its rights under this Section 11.7 with an appropriate notice period unless immediate action is required.

12.	General Duties
The following general undertakings are to be adhered to and complied with by the Borrower for the whole term of the Loan. Where such undertakings relate to the conduct of a third party, the Borrower shall use its best efforts that such party observes such undertaking.

12.1	Authorizations
The Borrower shall obtain and maintain all governmental and other permits which it requires under the respective law to carry out its business activities if failure to do so is reasonably likely to have a Material Adverse Effect.

12.2	Compliance with the law
The Borrower may not breach any statutory or regulatory provisions to an extent which might cause a Material Adverse Effect.

12.3	Third Party Liabilities

12.3.1
The Borrower may not enter into any liabilities vis-à-vis a third party without the consent of the Lender unless such liabilities are Permitted Liabilities. “Permitted Liabilities“ shall mean only those liabilities

a)	which are incurred under the Finance Documents or an interest hedging agreement entered into with a party other than the Lender in compliance with Section 9 (Interest Hedging),

b)	which are not Financial Indebtedness and, subject to the other undertakings under this Section 12, are entered into in the normal course of business,

c)	which the Borrower must enter into by reason of law or governmental/court order,

d)	which form subordinated liabilities pursuant to Section 12.5 (Subordinated Liabilities),

e)
which are Financial Indebtedness within the meaning of lit. (d), (h) and (j) of the definition of Financial Indebtedness, but are incurred in the course of spending or securing the payment of Capex Costs, or

f)
which constitute Financial Indebtedness not falling within the scope of paragraph e) above and has been incurred in the normal course of business, but subject to a maximum aggregate amount of EUR 5,000,000 for all Financial Indebtedness permitted under this paragraph f).

12.3.2
“Financial Indebtedness” means any indebtedness arising out of or in connection with (a) the entering into of loans or credits; (b) the issuance of bonds; (c) the acceptance of bills of exchange and the issuance of promissory notes; (d) deferred purchase agreements where payment is due more than 90 days after the day of supply; (e) leasing agreements in relation to which the lessee is classified, according to generally accepted accounting principles applicable to the lessee, as the economic owner of the leased assets (including sale and lease back arrangements); (f) recourse factoring, i.e. the purchase of receivables where the risk of bad debt remains with the seller of the receivables; (g) swaps, derivatives and other forms of hedging provided they are used to secure against fluctuations in rates, interest rates, prices or revenues or they derive a benefit from these (the value of the liabilities is calculated on the basis of its current market value (mark to market value)); (h) indemnity of obligations in relation to bank guarantees, suretyships, indentures, letters of credit, letters of comfort etc.; (i) any other transaction being the economic equivalent of a borrowing (including forward buyings and selling agreements); and (j) any suretyship, guarantee, letter of comfort, assumption of liability or indemnity in relation to the aforementioned liabilities.

12.4	Security
Save for

a)	the security created under the Finance Documents,

b)	the Existing Charges,

c)	any lien arising by operation of law and in the ordinary course of business,

d)
any security arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken und Sparkassen) with whom the Borrower maintains a banking relationship in the ordinary course of business, and

e)	any security in favour of Commerzbank AG over the Coba Deposit Account, without the consent of the Lender, the Borrower shall not create any Encumbrances or permit to subsist any Encumbrances over the Property, the lease receivables, its shares or its assets which serve as security in favour of the Lender. This shall not apply to the creation of security which may not be prohibited in accordance with section 1136 German Civil Code (Bürgerliches Gesetzbuch – BGB).

12.5	Subordinated Liabilities
All loans granted to the Borrower by direct and indirect shareholders of the Borrower as well as any comparable liabilities of the Borrower and interest payments in relation thereto, must be subordinated (pursuant to a subordination agreement agreed between, inter alia, the Lender and the respective direct or indirect shareholders, such agreement the “Subordination Agreement”) to all payment obligations pursuant to this Loan Agreement and the other Finance Documents.
All such loans must have a minimum term that exceeds the Term it being understood, however, that this requirement does not prevent the Borrower from repaying or pre-paying such loans out of amounts standing to the credit of the General Account and further provided that such amount can be freely distributed according to Section 14.6 (General Account).

12.6	No VAT Group
The Borrower shall not be part of a VAT Group.

12.7	No Cash Pooling
The Borrower shall not participate in any cash pooling.

12.8	No Subsidiaries
The Borrower may not hold or acquire any shares in any other company.

12.9	Loans or credit
The Borrower shall not be a creditor in respect of Financial Indebtedness except as permitted pursuant to Section 12.12.3 (Payments (Leistungen) to shareholders).

12.10	No guarantees or indemnities
The Borrower shall not incur or assume any guarantee or similar obligation in respect of any obligation of any person except as set out in the Finance Documents, in relation to the Deka Guarantee or unless such obligation constitutes Permitted Liabilities.

12.11	Pari Passu
The payment obligations of the Borrower and the Security Providers under the Finance Documents must at least be equal in ranking with all their other present and future unsecured and non-subordinated payment obligations save for such payment obligations which have seniority by operation of law.

12.12	Payments (Leistungen) to shareholders

12.12.1
No acquisition of own shares and repayment of reserves: The Borrower undertakes not to acquire its own shares nor to issue or acquire financial investments, which entitles it or contains any obligation upon it to acquire its own shares.

12.12.2
No payments to shareholders or with respect to shareholder loans: The Borrower may not make a payment to a shareholder or a company affiliated with a shareholder or to a person closely connected with a shareholder unless such payment can be made out of amounts standing to the credit of the General Account and no Cash Trap Event has occurred that is continuing. The foregoing sentence does not apply to the distribution or lending of the loan proceeds under Tranche 2 to the New Shareholders in compliance with Section 2.2 (Purpose).

12.12.3
No granting of loans: The Borrower may not grant or obligate itself to grant a loan to any party unless such loan is granted to a Group Company and can be funded by amounts standing to the credit of the General Account and further provided that there is no Cash Trap Event which is continuing.

12.12.4
Other contracts: The Borrower may only enter into contracts with a shareholder, a company affiliated with a shareholder or with a person closely connected with a shareholder on arm’s length terms. Section 12.3 (Third Party Liabilities) shall remain unaffected hereby.

12.13	Business Activities
The Borrower may not carry out any other business activity except for the holding and managing (Halten und Verwalten) of the Property.

12.14	Employees
The Borrower may not employ any employees or grant remuneration or other benefits to its managing directors or employees.

12.15	Disposals
The Borrower may not dispose (verfügen) over its assets or any part thereof or obligate itself to dispose over its assets or any part thereof. The creation of a priority notice (Vormerkung) is a disposal within the meaning of this rule. This shall not apply to a disposal

a)
of assets (excluding the Property) in the normal course of business and on market terms and conditions; such parts of the Property that are treated for tax purposes as moveable assets (Betriebsvorrichtungen) can be disposed of in the normal course of business and on market terms and conditions provided that such part is transferred to GMS or a person that has leased any part of the Property);

b)
of the Property, provided the disposal proceeds after deduction of any taxes and transaction costs are sufficient to satisfy all amounts owed under the Finance Documents fully (including without limitation any amount of the Loan outstanding, any interest accrued, any fees and expenses due or which will be incurred as a result of the disposal and all costs in connection with the cancellation of any interest hedging);

c)	of assets (with the exception of the Property) which are replaced by assets of comparable or superior type within 6 months;

d)	of assets (with the exception of the Property) which are obsolete or redundant for the operation of business, provided that the relevant disposal is made on market standard terms and conditions;

e)	expressly permitted under a Finance Document (as is the case, for example, in relation to Klüberstrasse according to section 3.4 b));

f)	to which the Lender has provided its express written consent.

12.16	Purchase of assets
The Borrower may not purchase any assets or carry out any investments, unless such purchase is necessary or expedient in the ordinary course of business to hold and manage the Property.

12.17	Deka Easement

12.17.1	The Lender is aware of the prior-ranking Deka Easement. Based on the information provided by the Borrower, the Lender considers that the Deka Easement does not impair the cover pool eligibility

(Deckungsstockfähigkeit) of those parts of the Lender set to serve as cover assets for any German Pfandbrief issued or to be issued by the Lender.

12.17.2
If it should turn out that the cover pool eligibility is impaired, the Borrower agrees to enter into negotiations with Deka with the view to amend the Deka Easement, and shall use all reasonable (zumutbare) and commercially sensible (wirtschaftlich sinnvoll) efforts to procure that Deka will agree to such amendment, so that such easement no longer impairs the cover pool eligibility. Any notarial fees and land registry fees to be paid in connection with the amendment of the Deka Easement shall be borne by the Lender. For the avoidance of doubt, nothing in this Section 12.17.2 will require the Borrower to make any payments to Deka in consideration for Deka’s willingness to agree to an amendment to the Deka easement.

12.17.3	Without the prior written consent of the Lender, the Borrower shall not

a)	agree to change the maximum amount in accordance with Section 882 of the German Civil Code in relation to the Deka Easement;

b)
agree to any change or amendment to the Deka Easement, where such change or amendment is reasonably likely to adversely affect the interests of the Finance Parties, in particular the cover pool eligibility;

c)	agree to any creditor of a Land Charge or other right in rem in relation to the Property (Grundpfandrechtsgläubiger) obtaining priority over the Deka Easement;

d)
agree to any change in the lease rentals or the term of the lease agreement with Deka, where such change is reasonably likely to adversely affect the interests of the Finance Parties, in particular the cover pool eligibility.

12.18	Other contracts

12.18.1	The Borrower may not enter into or maintain any contracts except for

a)	the Finance Documents, the Property Purchase Agreement, the Property Management Agreement and the Public Law Contract;

b)	agreements with tenants provided Section 11.4 (Lease Agreements) is complied with;

c)	insurances provided Section 11.5 (Insurance) is complied with;

d)
any other contracts, which are necessary or expedient in the ordinary course of business in order to hold and manage the Property or required for operation of its business provided such contracts are entered into on market terms and conditions, including the agreement with Deka Immobilien GmbH as general contractor (Generalübernehmervertrag) dated 24 May 2011 (the “General Contractor Agreement”), the agreement with Deka and Deka Immobilien GmbH dated 19 December 2013 regarding certain aspects of the execution of the fire safety measures and the instruction to provide the Deka Guarantee;

e)	the Settlement Agreement;

f)	other agreements expressly permitted pursuant to this Loan Agreement; and

g)	agreements the conclusion of which the Lender has expressly agreed to in writing.

12.18.2	The Borrower or a Security Provider may not amend, cancel or terminate the Finance Documents nor agreements which require the consent of the Lender without the prior written consent of the Lender.

12.19	Taxes
The Borrower must submit all tax declarations to be submitted by it on time and to pay its taxes on their due date, unless, the tax assessment (Steuerfestsetzung) is contested on founded prospects of success, the relevant tax authority suspends the payment of such taxes and the Borrower has formed sufficient reserves to fulfil the tax assessment it has contested.

12.20	Assignment of Rights
If the Lender assigns or pledges its rights pursuant to Section 22 or grants a sub-participation, then the Borrower shall assist the Lender in this process and upon the request of the Lender take all action which can reasonably be considered necessary or expedient so that the purchaser can acquire a valid participation or sub-participation in the rights under this Loan Agreement. Each party shall bear the costs incurred by it in connection with such assignment, pledge or granting of a sub-participation. All out-of-pocket expenses reasonably incurred by the Borrower or the Security Provider in connection with such assignment, pledge or granting of a sub-participation shall be borne by the Lender.

12.21	Exercise of rights
The Borrower undertakes to exercise any of its rights arising out of any Property Management Agreement and any insurance contracts with the care of a prudent businessman and thereby take into account the legitimate interests of the Finance Parties.

12.22	No Change of Legal Form
The Borrower must not change its legal form. The Lender hereby agrees to a change of the legal form of the Borrower into a GmbH & Co. KG (a limited partnership established under German law) if all conditions set forth in Schedule 12.22 – Permitted Change of Legal Form have been fulfilled to the Lender’s reasonable satisfaction.

13.	Information undertakings
The Borrower must provide, in addition to the information required under clause 1.2 of the Terms and Conditions of Loan, the following documents and information to the Lender:

13.1	Status Report on the Property
The Borrower shall provide every calendar year, a status report on the Property to be delivered within 45 calendar days after the end of the relevant calendar year (hereinafter the “Status Report“). The Status Report must contain information on

a)	rental payments;

b)	the current development of operational costs (Bewirtschaftungskosten) as described in Section 14.2.3 no. 1;

c)	capital expenditure (Erhaltungs-/Investitionskosten) carried out and to be carried out and how this is to be refinanced;

d)	outstanding rental payments including the reasons for the payment default;

e)	asserted or notified set-offs against rental payments or notified reductions in rental payments, including the reasons;

f)	extent of the repair or maintenance costs (Reparatur- oder Instandhaltungsaufwendungen) carried out and to be carried out;

g)	insurance coverage, and any changes thereto;

h)	the occurrence of any events or circumstances which could have a negative effect on the value of the Property which is material to the risk position of the Lender; and

i)
target/actual comparison (Soll/Ist – Vergleich) of the figures in the Business Plan for the calendar year for which the Status Report is submitted to the actual figures of the calendar year for which the Status Report is submitted.

The Status Report shall be delivered in electronic form or in any other form as may be agreed between the Borrower and the Lender.

13.2	Quarterly Status Report on the Property
The Borrower shall provide every calendar quarter (within 45 days after the end of the relevant calendar quarter), a status report on

a)
the existing lease agreements (including name of the tenant, leased space, amount of rental payments, extraordinary termination rights, lease term and option to extend term, the exercise of termination rights and option rights);

b)	the extent of unused or vacant space;

c)	marketing activities in connection with the Property (including an overview of the currently existing negotiations and any negotiation success);

d)	the implementation of any fire protection measures or any measure to be implemented according to any enforceable order (vollziehbarer Bescheid) of any authority, which status report shall be accompanied by any report provided by a project manager or supervisor monitoring or supervising the work related to the Capex Costs. The quarterly status report shall be delivered in electronic form or in any other form as may be agreed between the Borrower and the Lender; the information to be provided according to paragraph a) above shall be provided in the form of an Excel-file.

13.3	Financial Information concerning the Borrower
13.3.1Individual Accounts
The Borrower shall make available to the Lender its individual annual accounts (audited, if required by law and signed by the managing directors) consisting of the balance sheet and profit and loss account together with the management report, if there is one, and cash flow statement for each financial year which ends following the date of signing this Loan Agreement within 180 days following the end of a financial year.

13.3.2	Provision and contents of Compliance Certificate
For the purposes of evidencing compliance with the ISCR Level pursuant to Section 15 and the LTV pursuant to Section 16, the Borrower shall supply to the Lender a compliance certificate pursuant to Schedule 13.3.2 – Form of Compliance Certificate (“Compliance Certificate”) as of each Test Date within 45 calendar days after the relevant Test Date. Computations (in reasonable detail) as to compliance with the ISCR Level or LTV, as the case may be, shall be attached thereto. Each Compliance Certificate shall be signed by its statutory representatives (gesetzliche Vertreter) in the number required to represent the Borrower in a binding manner. The Compliance Certificate must amongst others confirm that at the date of the Compliance Certificate, there has been no Change of Control without the Lender’s consent, there is no Event of Default which is continuing and the representations and warranties to be repeated under Section 10.2 are correct.

13.3.3	Disclosure of economic circumstances (wirtschaftliche Verhältnisse)
Upon request of the Lender, the Borrower shall provide all further documentation and information which, in the reasonable view of the Lender or the other Finance Parties, is required to fulfil their respective legal obligations, in particular pursuant to paragraph 18 German Banking Act (Kreditwesengesetz – KWG).

13.3.4	Information as to Cover Pool Eligibility
Upon request of the Lender, the Borrower shall provide all further documentation and information, which, in the reasonable view of the Lender or the other Finance Parties, is required to prove the cover pool eligibility of the Land Charge.

13.3.5	Continuous Application
The Borrower must ensure that all the financial information to be provided to the Lender is determined in line with the applicable accounting principles, taking into account the principle of balance-sheet continuity and must provide an overview of the asset, financial and profit position which reflects the actual circumstances.

13.4	Business and Liquidity Plan
The Borrower shall provide for each financial year a business and liquidity plan based on the form of Schedule 13.4 – Precedent Business Plan (the business and liquidity plan provided according to item 2.3 of Schedule 8.1 and each following business and liquidity plan, the “Business Plan”). Such business and liquidity plan shall be provided at the latest 30 calendar days prior to the beginning of the financial year for which it is provided. Each Business Plan has to include a comparison of projected figures to (i) actual figures (Soll-/Ist-Vergleich) of the current year (to the extent the figures for the current year are available) and (ii) the projected figures in the previous Business Plan submitted.

13.5	Legal Disputes
The Borrower shall provide without undue delay information by a written statement addressed to the Lender regarding any legal disputes (including arbitration proceedings or administrative (behördliche) proceedings), which relate to an amount of at least EUR 500,000 and to make a notification when the total sum of all legal disputes exceeds an amount of EUR 3,000,000. The written statement shall set out in sufficient detail the contents, the amount in dispute and the potential risks of such dispute.

13.6	Further notification requirements
The Borrower must inform the Lender if one of the following events has occurred

a)	a Cash Trap Event,

b)
an Event of Default or an event or circumstance listed in Section 17 (Early Termination – Event of Default) which would, but for the expiry of a grace period or the giving of a notice or notification required under this Loan Agreement or a determination to be made pursuant to a Finance Document constitute an entitlement to terminate the Loan (a “Potential Event of Default”),

c)
the decision has been taken to sell, transfer or dispose of the Property (which the Lender can object to if not in accordance with Section 12.15 b) and any other provision of this Loan Agreement) or shares in the Borrower or GMS,

d)	a breach of the Property Management Agreement by the Property Manager or a future property manager in a way that the interests of the Finance Parties are adversely affected,

e)	the decision has been taken to change or amend the articles of association of the Borrower or GMS in any material respect.
The information has to be provided promptly (unverzüglich) after the Borrower has become aware of the occurrence of any of the events above, and in relation to the events referred to under paragraph c) above no later than 10 Business Days prior to the entering into of the relevant sale, transfer or disposal document.

13.7	Information Procurement in the case of Breach of Contract
If the Lender has reason to suspect that an Event of Default or Potential Event of Default exists, then the Lender is entitled to procure all of the information necessary for determining and protecting the rights of the Lender at the Borrower’s cost, in particular obtaining opinions from auditors and legal opinions.

13.8	Valuations
The Borrower shall grant the Lender the opportunity to commission an expert opinion regarding the value of the Property (the “Valuation Report”) in the name of the Lender

a)
on every anniversary of the date of the Initial Valuation it being understood that a full valuation will only be carried out on every second anniversary of the date of the Initial Valuation (and the valuations on the other anniversaries will be desktop valuations only) with the first full valuation (following the Initial Valuation) to be submitted on or about 1 December 2016,

b)	at any time the Lender, acting reasonably, has reason to assume that an Event of Default has occurred, and

c)	at any time when a material adverse change in the German real estate market for office space has occurred in the reasonable view of the Lender.
The costs of preparing the Valuation Reports shall be borne by the Borrower but only once per any calendar year. In relation to any valuation requested pursuant to b) above, the costs of preparing such Valuation Report shall be borne by the Borrower only if an Event of Default has actually occurred; if so, such costs shall be borne by the Borrower even if it has already paid the costs for another Valuation Report in the relevant calendar year.
The Borrower shall cooperate in the preparation and drawing up of the Valuation Report in such a manner that such report can be presented on or shortly prior to 31 December of the respective year. The Lender can request that a complete renewed valuation is carried out and not a mere update of an existing Valuation Report. Each Valuation Report will be prepared by HIB or another reputable valuer (appointed in the sole discretion of the Lender).
The Borrower shall be entitled to request the Lender to commission a Valuation Report at any time at the cost of the Borrower. The Borrower grants the Lender the necessary power of attorney for this purpose.
The Lender shall notify the Borrower of the outcome of the valuation. The Lender shall not bear any liability in connection with the respective valuation.

13.9	Material Changes
To notify the Lender without delay of any circumstances or changes within the Group which, following a reasonable assessment, could be of significance for the loan relationship, in particular any event that constitutes a Change of Control.

13.10	Information Undertakings in connection with the Closing of the SPA and Distribution
The Borrower must provide to the Lender the following documents:

a)
promptly after the document is available: (i) the calculation of the final purchase price payable under the SPA, (ii) the “Preliminary Closing Date Accounts” and the binding “Closing Date Accounts” (each as defined in clause 6.1.2 of the SPA), (iii) evidence that the difference between the final purchase price and the initial purchase price has been paid.

b)	new shareholder list and up-to-date commercial register excerpt in relation to the Borrower once the changes to be registered following the closing under the SPA have been registered.

c)
promptly after distributing or otherwise up-streaming any amount drawn under Tranche 2: a written confirmation from the Borrower confirming the amount distributed or up-streamed, the recipient of such amount and whether the amount was distributed by means of corporate law or up-streamed by way of an up-stream loan.

14.	Undertakings in relation to Accounts

14.1	Bank Accounts

14.1.1	The Borrower:

a)	must hold a Rent Receipt Account, an Operating Account, a Cash Trap Account, a Deposit Account and a General Account; and

b)	may hold the following accounts: one or more Tenant Deposit Accounts (Mietkautionskonto), the Coba Deposit Account and a Capex Account,
(hereinafter the “Transaction Accounts”). The Borrower shall only hold the Transaction Accounts. The account details of the Transaction Accounts referred to under paragraph a) above and of any other Transaction Account existing on the date of this Loan Agreement are set out in Schedule 14.1.1 – Transaction Accounts.

14.1.2
Except for any Tenant Deposit Account and the Capex Account (if not existing at the date this Loan Agreement is entered into), the Borrower may not open any new accounts without the express written consent of the Lender (any new accounts opened together with the Transaction Accounts, hereinafter the “Bank Accounts”). The Borrower may only close a Bank Account (except for the Capex Account, the Coba Deposit Account and the Tenant Deposit Accounts) with the express written consent of the Lender. The Borrower shall inform the Lender of the opening of the Capex Account and any Tenant Deposit Account within five Business Days after such account has been opened.

14.1.3	The Borrower must hold all Bank Accounts in its own name.

14.1.4
All Bank Accounts (save for the Capex Account, any Tenant Deposit Account(s) and the Coba Deposit Account) must be pledged with a first-ranking pledge in favour of the Lender by way of an additional pledge agreement (in addition to the pledge created by the Lender’s General Terms and Conditions (AGB), if such Bank Accounts are held with the Lender). The first ranking requirement is also complied with, if a prior ranking pledge exists over a Bank Account by reason of the general terms and conditions (“AGB Pfandrecht”) of the bank maintaining the account, provided such bank agrees to subordinate its AGB Pfandrecht behind the (then first-ranking) pledge of the Lender; fees for operating the accounts can be excluded from the subordination.

14.1.5
All Bank Accounts must be held with Commerzbank AG, Frankfurt am Main, or any branch of any other bank approved by the Lender (such approval to be withheld only for an important reason (aus wichtigem Grund)), provided such branch is located in the Federal Republic of Germany. The Lender shall have online viewing rights with regard to all Bank Accounts not maintained with the Lender. With regard to the Cash Trap Account and the Deposit Account, the Lender shall only have joint signing rights with the Borrower in the sense that any disposal in relation to these accounts requires the consent of the Lender.

14.1.6	All Bank Accounts may only be managed on a credit balance basis (auf Guthabenbasis geführt werden).

14.1.7
If sums, that according to this Loan Agreement have to be transferred onto a specific designated Bank Account, are transferred onto another account, then the Borrower must transfer such sums promptly (unverzüglich) onto the Bank Account, to which such sum should have been transferred.

14.2	Rent Receipt Account

14.2.1
The Borrower undertakes to ensure that all rental payments (Miet-/Pachteinnahmen) arising from the Property, including ancillary payments (Nebenkostenzahlungen) and VAT payments, from the tenants and all other amounts to be paid by the tenants under the lease agreement (except the tenant deposit (Mietkaution)), as well as any other income arising out of or in connection with the Property (except for payments which are to be paid onto the Deposit Account in accordance with Section  14.5) and insurance payments made for loss of income shall be paid exclusively onto the Rent Receipt Account.

14.2.2
The Borrower shall apply the credit on the Rent Receipt Account in accordance with the Cash Flow Waterfall without the consent of the Lender, being necessary, until such authorisation is revoked. The Lender shall be entitled to revoke such authorisation, if the conditions under Section 17.1 (Cash Trap) are fulfilled.

14.2.3	The Borrower shall apply the credit on the Rent Receipt Account during an Interest Period in the order set out as follows (“Cash Flow Waterfall”):

1.
first, in payment of the on-going operating costs (Bewirtschaftungskosten) of the Property (excluding, for the avoidance of doubt, capital expenditures (Investitionskosten) and fees under an asset or the Property Management Agreement), including ground rent, non-recoverable expenses and property-related taxes;

2.	secondly, in payment to the Lender of any due and payable fees, costs and expenses under or in connection with the Loan Agreement;

3.	thirdly, in payment to the Lender of any interest due and payable under the Loan Agreement;

4.	fourthly, in payment to the Lender of any repayments due and payable in respect of the outstanding Loan;

5.
fifthly, in payment to a Hedging Counterparty of any payments due and payable under an interest hedging agreement entered into in relation to the Loan including any close-out payments due and payable in connection with the termination of such interest hedging agreement;

6.	sixthly, in payment of Capex Costs (to the extent not paid out of the fire protection escrow account established under clause 5.6.1 (b) of the SPA);

7.	seventhly, in payment of asset and property management fees payable under asset and Property Management Agreements entered into with entities not affiliated with the Borrower;

8.
eighthly, all costs arising in connection with leasing (e.g. tenant improvements, brokers fees) up to the amount foreseen in the Business Plan pre-agreed with the Lender (to the extent not paid out of the “Buba-Fit-Out Escrow” account established under clause 5.6.1 (c) of the SPA);

9.	ninthly, expenses for the administration of the Borrower subject to a cap of EUR 200,000 p.a. via payment to the General Account;
and only on any Interest Payment Date and only to the extent that such application does not cause the aggregate amount standing to the credit of the Rent Receipt Account and the Operating Account to fall below the amount of the Capex Costs which are likely to be incurred in the future (unless such Capex Costs will be funded out of the fire protection escrow account established under clause 5.6.1 (b) of the SPA):

10.	tenthly, in case of a Cash Trap Event which is continuing in transfer to the Cash Trap Account;

11.	eleventhly, in payment of capital expenditures (other than Capex Costs) and other Property related and Borrower expenses;

12.	twelvthly, in payment to the General Account as free cash, which can be distributed as long as there is no Event of Default or Potential Event of Default which is continuing.
For the avoidance of doubt, the term ongoing operating costs (Bewirtschaftungskosten) shall encompass the following costs: recurring maintenance costs (Instandhaltungs- und – soweit Teil der Instandhaltung – Instandsetzungskosten) but excluding in any case the Capex Costs. These ongoing operating costs do not constitute, for the purpose of this Section 14.2.3, capital expenditures (Investitionskosten).

14.2.4	The Borrower may not apply the amounts on the Rent Receipt Account for any purpose other than as stated under this Section 14.2, without the express consent of the Lender.

14.3	Cash Trap Account
The Borrower may only use the credit on the Cash Trap Account with the consent of the Lender, unless the Borrower uses such credit for payments to the Lender.

14.4	Operating Account
For purposes of making payments set out under Section 14.2.3 No. 1, 6, 7, 8 and 11, the Borrower may transfer amounts from the Rent Receipt Account to the Operating Account, provided that – in relation to items covered under Section 14.2.3 No. 11, no Cash Trap Event is continuing.

14.5	Deposit Account
The Borrower undertakes to ensure that (i) the income/proceeds arising out of or in connection with insurance payments (except to the extent to be paid into the Rent Receipt Account) and (ii) any amounts arising out of or in connection with the disposal or compulsory confiscation or other kind of transfer of the Property or part thereof are paid onto the Deposit Account. The Borrower may only use insurance payments paid into the Deposit Account with the consent of the Lender, unless the Borrower uses such amounts for payments to the Lender. Without prejudice to Section 3.4 b), the Borrower shall use any amounts arising out of or in connection with the disposal or compulsory confiscation or other kind of transfer of the Property or part thereof to (re)pay all amounts owed under the Finance Documents (including without limitation any amount of the Loan outstanding, any interest accrued and any fees and expenses due on the next Interest Payment Date). The Borrower may not otherwise use the credit on the Deposit Account without the consent of the Lender.

14.6	General Account
The Borrower may use the credit on the General Account as free cash, which can be distributed as long as there is no Event of Default or Potential Event of Default continuing and subject to any restrictions on its right of use which arises from Sections 12.12.1 and 12.12.2.

14.7	Tenant Deposit Account
The Borrower shall ensure that tenant deposits (Mietkautionen) are paid onto the Tenant Deposit Accounts. The Tenant Deposit Accounts may only be used for the collection of tenant deposits, repayment of such tenant deposits to a tenant and transfers to the Rent Receipt Account (where a tenant deposit is used to discharge unpaid amounts owed by a tenant to the Borrower). Other monies, in particular own funds of the Borrower, may not be paid onto the Tenant Deposit Account.

14.8	Capex Account
The Capex Account will only be funded by equity contributions of the New Shareholders. The Borrower can dispose over the Capex Account without the consent of the Lender.

15.	Financial Covenant Interest Service Cover Ratio

15.1	Obligation to comply with the ISCR Level
The Borrower must comply for the first three years from the Drawdown Date with an ISCR of at least 200% (in words: two hundred per cent) and at any time thereafter with an ISCR of at least 250% (the “ISCR Level“). “ISCR” means the ratio of

–	the Projected Net Rental Income (as defined below) which is due for payment during the Test Period (as defined below),
and

–	the Projected Interest Service (as defined below) during the Test Period.

15.2	Test Date
The ISCR Level will need to be met on the Drawdown Date (the first test date).
Thereafter, the ISCR Level shall be calculated by the Borrower on the last day of each calendar quarter (i.e. 31 March, 30 June, 30 September and 31 December) of each year (each of these dates hereinafter a “Test Date”). The “Test Period” for a Test Date is the period of 12 months commencing on such Test Date.
The Borrower shall provide the Lender with evidence that the ISCR Level has been complied with in accordance with section 13.3.2.

15.3	Projected Net Rental Income
The “Projected Net Rental Income” means

–
the annual rent (taking into account the principles set out in Section 15.3.2) payable to the Borrower from tenants with respect to lease agreements over the Property (excluding any (pre)payments for ancillary costs (Nebenkosten) and VAT payments by the tenants), insurance payments for loss of rent (but only to the extent the payment obligation is approved and accepted by the relevant insurer) and – provided such amount has been paid into the Deposit Account and is still standing to the credit of the Deposit Account – any amount paid by a tenant as compensation for lost future rent in consideration for the Borrower’s consent to an early termination of the lease agreement with such tenant less

–
the operating costs (Bewirtschaftungskosten), which are not payable by the tenants as well as any other costs not payable by the tenants in relation to the Property as further specified in Section 15.3.3 (Operating Costs)

during the relevant Test Period. Insurance payments and compensation payments from a tenant will only be taken into account to the extent these payments are to be attributed to the relevant Test Period.
The following payments shall not be taken into account when calculating the Projected Net Rental Income:

–	payments from tenants, who are at least two months in arrears with rent at the relevant Test Date;

–
rent from lease agreements, which are not legally valid, binding and enforceable, subject to a condition precedent which has not yet occurred or grant rent-free periods in the future (but, for the avoidance of doubt, only in relation to the rent-free period);

–
payments, which are not rent income, but compensation or similar payment for lost rent (other than insurance payments for lost rent and compensation payments from a tenant for lost future rent, in each case to the extent to be considered as Projected Net Rental Income as specified above), late payment of rent or other contractual or statutory claims against the relevant tenants;

–
payments from Group Companies or companies affiliated therewith or pursuant to lease agreements that have been entered into with Group Companies or companies affiliated therewith, unless the lease is in line with market terms and conditions and the area leased is actually used in accordance with the lease agreement.

15.3.1	Termination of a Lease Agreement
If during the Test Period

(i)	a lease agreement expires, or

(ii)	it is possible to terminate the lease agreement legally or such termination has already been threatened and no follow-up agreement has been entered into, then, for the purposes of calculating the Projected Net Rental Income, it shall be deemed that no rent income shall be paid from the earliest possible date on which the lease agreement can end up to the end of the Test Period.

15.3.2	Rental Payments
In determining the annual rent, income from lease agreements shall comprise both the base rent amount, if applicable, as well as rent dependent on turnover and escalation income (Staffelmiete). Rent based on turnover which is payable during a Test Period, shall be calculated on the basis of the turnover generated in the twelve months period ending on the relevant Test Date, and escalation income (Staffelmiete) shall be taken into account for a specific month falling within the Test Period in the amount set forth for such month in the relevant lease agreement.

15.3.3	Operating Costs
For the purpose of calculating the operating costs (Bewirtschaftungskosten) or any other costs which are not payable by the tenants in relation to the Property pursuant to Section 15.3 (second hyphen), a lump sum of 15% of the Projected Net Rental Income (the “Lump Sum”) shall be deemed to constitute operating costs (Bewirtschaftungskosten) and any other costs not payable by the tenants in relation to the Property. If evidence is provided that the actual operating costs (Bewirtschaftungskosten) which are not payable by the tenants plus any other costs not payable by the tenants in relation to the Property is lower than the Lump Sum, then the costs actually incurred based on the twelve months period prior to the relevant Test Date shall be used in place of the Lump Sum, but in any case a minimum of 12% of the Projected Net Rental Income.

15.4	Interest
“Projected Interest Service” means the aggregate amount of the (i) Margin due and payable during the Test Period for the outstanding Loan and (ii) the amount that would fall due and payable during the Test Period in respect of the outstanding Loan if the outstanding loan did bear interest at the Baserate.
“Baserate” means

a)	the lower of (i) the Cost of Funds and (ii) the cap strike rate (to the extent the Loan is hedged with a cap),

b)	the swap rate (to the extent the Loan is hedged with a swap), or

c)	the higher of (i) the Cost of Funds and (ii) the Hedging Trigger Rate (to the extent the Loan is unhedged).

16.	Financial Covenant Loan to Value (“LTV”)

16.1	Obligation to comply with the LTV
From the first Test Date (as defined below) and then onwards for the Term of the Loan on each Test Date, the Borrower must comply with a LTV of no more than
-    77.5% in the first five years after the Drawdown Date and
-    75% in any period thereafter.

“LTV” means, with regard to a Test Date, the ratio of
(i)    the outstanding Loan Amount as at the day of such Test Date and

(ii)
the “latest available market value” of the Property. The “latest available market value” means the market value determined by HIB by the most recent evaluation obtained according to Section 16.2 (Calculations) or Section 13.8 (Valuations).

16.2	Calculation
The LTV shall be calculated by the Lender for the first time on the Drawdown Date, and thereafter as at (i) 31 December of each year (beginning with 2015), (ii) the last day of the calendar quarter in which a Valuation Report was submitted and (iii) if a Cash Trap Event has occurred which is continuing, the last day of each calendar quarter (each such date a “Test Date”). The market value shall be based on the Initial Valuation and thereafter on the most recent Valuation Report.

17.	Non-Compliance with Financial Covenants

17.1	Cash Trap
The Lender shall be entitled to revoke the right of the Borrower to use the Rent Receipt Account and the Operating Account, if a Cash Trap Event has occurred and is continuing. The Rent Receipt Account and the Operating Account may then only be used by the Borrower from such time onwards with the express consent of the Lender. The Lender shall grant its consent to the Borrower using the Rent Receipt Account and the Operating Account, if the Borrower proves by way of appropriate documentation, that such use is necessary to settle due costs, fees and expenses or other liabilities pursuant to Section 14.2.3 nos. 1-9 (Rent Receipt Account).
“Cash Trap Event” means in relation to any Interest Payment Date each of the following events: (i) the ISCR Level or LTV has not been complied with on the Test Date immediately preceding such Interest Payment Date or (ii) an Event of Default or a Potential Event of Default has occurred and is continuing on such Interest Payment Date. A Cash Trap Event is continuing as long as the requirements for re-transfer of the amounts standing to the credit of the Cash Trap Account to the Rent Receipt Account according to Section 17.3 (Cash Sweep) have not been met.

17.2	Cure Payment by the Borrower
In the event that the ISCR Level or LTV is not complied with on the relevant Test Date, the Borrower shall be entitled to cure such non-compliance by prepaying the Loan as described below (each such payment a “Cure Payment”). The Borrower may make only two Cure Payments if such Cure Payments relate to two consecutive Test Dates and only five Cure Payments in aggregate during the Term.
The Cure Payment must be made within 20 Business Days (and within 15 Business Days, if the failure to comply with the ISCR Level or the LTV constitutes a Potential Event of Default) after the relevant Test Date pursuant to Section 15.2 (Test Date) or 16.2 (Calculation), respectively (such period hereinafter the „Cure Period“). The Borrower can instruct the Lender to use the amounts standing to the credit of the Cash Trap Account for the Cure Payment; the Cure Payment will be applied in prepayment of Tranche 2, unless the Borrower has instructed the Lender to apply the Cure Payment in proportional prepayment of Tranche 1 and Tranche 2 in which case the Cure Payment will be applied as instructed by the Borrower.
The ISCR Level can only be remedied by prepaying the outstanding Loan to such an extent that the ISCR Level is being complied with (as a consequence of lower payable interest following such prepayment). Cure payments to compensate for a shortfall in rent or other income are not permissible. The Lender shall inform the Borrower of the amount of the Cure Payment to be made and how it was calculated.
The LTV can only be remedied by prepaying the outstanding Loan Amount so that, following such prepayment, the LTV to be complied with pursuant to Section 16.1 (Obligation to comply with the LTV) is met.

17.3	Cash Sweep
The Borrower may use any amount standing to the credit of the Cash Trap Account to fund lease up and lease renewal expenses (for example, tenants improvements, leasing commissions) to the extent such expenses are – as to scope, contents and timing – either (i) in line with the Business Plan agreed with the Lender or (ii) if not foreseen in the Business Plan, pre-agreed with the Lender, or (iii) if not pre-agreed with the Lender, in line with market standards (which shall mean, inter alios, with respect to tenant improvements expenses up to an amount of EUR 500 per sqm in relation to the space to be re-let, and with respect to leasing commissions any reasonable broker commissions (Maklergebühren) which are incurred at arm’s length).
The Lender shall be authorised at any time to use the money on the Cash Trap Account to repay the Loan, should a Cash Trap Event exist on two successive Test Dates. Any non-compliance with the ISCR Level or LTV on a Test Date shall be disregarded, if the ISCR Level or LTV has been cured by making the Cure Payment in relation to such financial covenant within the Cure Period.
If on two successive Test Dates, a Cash Trap Event no longer exists (i.e. the ISCR Level and LTV are being complied with (for the avoidance of doubt, if the LTV or ISCR has been cured on a Test Date, this Test Date shall not be taken into account in calculating the two successive Test Dates) and there is no Event of Default or Potential Event of Default which is continuing), amounts standing to the credit of the Cash Trap Account shall be, within five Business Days from the day the absence of a Cash Trap Event has been evidenced to the satisfaction of the Lender, transferred to the Rent Receipt Account. Any authorization to dispose of a Bank Account, which has been revoked by the Lender on the ground of the occurrence of a Cash Trap Event, shall be deemed re-instated upon the transfer of amounts to the Rent Receipt Account as provided for in the previous sentence.

18.	Early Termination – Event of Default

18.1	Events of Default
The Lender is entitled to terminate the Loan in the following events and circumstances (each such event and circumstance an “Event of Default”):

18.1.1
Default in payment: the Borrower does not make the payments due to be made pursuant to the Finance Documents, unless the non-payment is due to administrative or technical reasons outside of the Borrower’s control and payment is made, despite such a mistake, no later than three (3) Business Days after the due date.

18.1.2
Misrepresentation: one of the representations and warranties pursuant to Section 10 (Representations and Warranties) or Section 3.1 (Shareholder Structure) or a representation or warranty of the Borrower or a Security Provider in one of the Finance Documents is at the time such is issued or repeated, incorrect, incomplete or misleading in any material respect and this breach, to the extent remedying is possible, is not remedied within 20 Business Days upon request by the Lender or after the Borrower becoming aware of it.

18.1.3	Interest Service Cover Ratio: the ISCR determined on a Test Date is less than 175%, unless such non-compliance can be cured and is cured in accordance with Section 17.2 (Cure Payment by the Borrower).

18.1.4
Loan to Value: the LTV determined on a Test Date amounts to more than (i) 82.5% in the first five years after the Drawdown Date or (ii) 80.0% in any period thereafter, unless such non-compliance can be cured and is cured in accordance with Section 17.2 (Cure Payment by the Borrower).

18.1.5
Breach of Undertakings: The Borrower or a Security Provider does not comply with one of the provisions under Section 11 (Property-Related Undertakings), Section 12 (General Duties), Section 13 (Information Undertakings), Section 14 (Undertakings in relation to Accounts) or any other provision under the Finance Documents (except for a breach of the ISCR Level or LTV and 18.1.1 (Default in Payment)) compliance of which is, in the reasonable view of the Lender, material, provided that – if such a breach of contract is capable of being remedied – such breach is not remedied within 20 Business Days from the respective notification of the Lender towards the Security Provider or the Borrower or after the Security Provider or Borrower becoming aware of such breach.

18.1.6	Cessation of Business/Liquidation:
The Borrower

a)	suspends its business or announces it intends to suspend its business other than by a sale of the Property in compliance with Section 12.15 (Disposal) c) or

b)	enters into the status of liquidation.

18.1.7	Insolvency:
The Borrower:

a)
is insolvent or over-indebted (within the meaning of the German Insolvency Code) (or fulfils comparable prerequisites for the opening of insolvency proceedings in a relevant foreign jurisdiction) or generally stops its payments;

b)	due to general financial difficulties, starts negotiations with creditors regarding a general deferment of payment; or

c)
applies for the opening of insolvency proceedings (or comparable proceedings in a relevant foreign jurisdiction) in respect of its assets, or its assets become subject to the control of a preliminary insolvency administrator, an administrative insolvency administrator (or another comparable administrator pursuant to a relevant foreign law jurisdiction).

18.1.8
Insolvency proceedings: a Group Company or a third party files an application for insolvency proceedings (or similar proceeding in a foreign jurisdiction) to be opened over the assets of the Borrower, and such an application is not withdrawn or rejected by the court within 15 Business Days.

18.1.9	Cross Default:

a)	Financial Indebtedness in the amount of more than EUR 1,000,000 is terminated against the Borrower on the ground of an event of default (howsoever defined in relation to such Financial Indebtedness);

b)	a third party is entitled to realise a security provided by the Borrower or to instigate enforcement proceedings in relation to Financial Indebtedness exceeding the amount of EUR 1,000,000.

18.1.10
Enforcement action: Any enforcement action is issued or levied against all or any material part of the assets of the Borrower having an aggregate value of more than EUR 100,000 and such enforcement measures are not withdrawn within ten Business Days.

18.1.11	Repudiation of Finance Document: The Borrower or a Security Provider repudiates or purports to repudiate a Finance Document.

18.1.12	Unlawfulness: It is or becomes unlawful for the Borrower or a Security Provider to perform any of its obligations under the Finance Documents.

18.1.13	Litigation: Proceedings before a court or administrative proceedings are opened against the Borrower or a Security Provider, which are reasonably likely to have a Material Adverse Effect.

18.1.14	Material Adverse Effect: An event occurs which has a Material Adverse Effect.

18.1.15
Invalidity of Security Documents: Any provision of a Security Document at any time after its execution ceases to be in full force and effect or the agreed ranking has not been obtained as provided for in the respective Security Document and such defect is not cured within 20 Business

Days or a Security Provider contests the validity or enforceability of a Security Document or denies it has any further liability or obligation under a Security Document.

18.1.16	Disposals over the Property:

a)	The Borrower disposes over the Property or parts of it in non-compliance with this Loan Agreement;

b)	The Borrower encumbers the Property or part thereof, and the Encumbrance is only permitted because it cannot be prohibited pursuant to § 1136 of the German Civil Code (BGB).

18.1.17	Material damage: The building erected on the Property is destroyed or materially damaged and it is apparent that a restoration of the building will take more than two years.

18.2	Measures in the case of an Event of Default
If an Event of Default has occurred which is continuing, the Lender is entitled to:

a)	terminate this Loan Agreement as a whole or in part by giving notice without any notice period to be complied with, and/or

b)	claim damages, including loss of profit, in accordance with statutory provisions,

c)	realise the Security (to the extent permissible under the respective Security Document).

18.3	Claim for breach of contract
As an alternative to a declaration under Section 18.2 (Measures in the case of an Event of Default), the Lender can give notice to the Borrower of the existence of an Event of Default pursuant to this Section 18 (Early Termination – Event of Default) and declare vis-à-vis the Borrower that the Loan, inclusive interest, charges and any other amounts to be paid under the Finance Documents will become due at any time upon notice (whereby the Lender can select the duration of any Interest Period starting from the delivery of the notice); the further availability of the Loan is then at the discretion of the Lender. In this case all outstanding amounts under the Loan have also become due.

18.4	Further Rights
Should there be an Event of Default, any further rights of the Lender under this Loan Agreement, the other Finance Documents, the Terms and Conditions of Loan, the General Terms and Conditions (AGB), and according to law remain unaffected. For the avoidance of doubt, the list of events and circumstances that constitute an Event of Default and that trigger a right to early terminate the Loan is considered by the Parties to be exhaustive. The termination rights under the General Terms and Conditions (AGB) or pursuant to Section 490 (1) of the German Civil Code do not apply. The foregoing is without prejudice to any right of the Lender to demand a mandatory prepayment or other prepayment according to Sections 3.2 (Change of Control), 3.3 (Compulsory Purchase), 14.5 (Deposit Account) or 17.3 (Cash Sweep).

19.	Information regarding the Money Laundering Act/”Know your Customer” checks and other information

19.1	The Borrower declares that it is acting on its own account in relation to all matters concerning the Loan.

19.2
The Borrower must at any time upon the request of the Lender immediately provide any information, documentation and evidence which is required for the fulfilment of the Finance Parties’ statutory obligations and internal regulations, in particular in relation to the German Money Laundering Act (Geldwäschegesetz), tax identification obligations and regulatory law.

19.3
The Borrower, promptly upon the request of the Lender, shall supply, or procure the supply of, such documentation and evidence as is requested by the Lender in order for the Finance Parties to carry out and be satisfied with the results of any “know your customer” or other similar checks required under all applicable laws and regulations or internal rules of the any Finance Party.

20.	Notices

20.1
All notices, communications or declarations, which are made under or in accordance with this Loan Agreement shall be made in writing, in the English language and shall be delivered in person, by mail, e-mail or fax to the attention of the persons named in Section 20.2. With the receipt of such notice, communication, declaration or document to be delivered to such person, the relevant document against the Lender or the Borrower is deemed to have been served.

20.2	Addresses: deliveries, notices and the surrender of documents may – subject to Section 20.3 – only be made at the following addresses:

(A)	If to the Lender:
Ms. Carmen Hensler
Credit Risk Management Real Estate
Helaba Landesbank Hessen-Thüringen Girozentrale
MAIN TOWER
Neue Mainzer Straße 52 - 58
60311 Frankfurt am Main
Tel.: 069 / 9132 2819
Fax: 069 / 9132 82819
E-Mail: Carmen.Hensler@helaba.de

(B)	If to the Borrower:
Geschäftshaus am Gendarmenmarkt GmbH
c/o Hauck Schuchardt
Niedenau 61-63
60325 Frankfurt am Main

With a copy to:
NorthStar Asset Management Group, Ltd
c/o NSAM Luxembourg S.à r.l.
6A Route De Trèves,
L-2633, Senningerberg
Luxembourg
Email: legal@nsamgroup.com

20.3
The Lender shall be informed of any change of address of the Borrower by prior written notice. The Borrower shall be informed of any change of address of the Lender by prior written notice. After such notice has been given deliveries, notices and handing over of documents may only be made at the changed address.

20.4	Security documents which have to be filed with a German authority (in particular the land charge creation deed) shall be made in the German language.

21.	Miscellaneous

21.1	Applicable Law
This Loan Agreement shall be governed by German law. Any security documents entered into in relation to foreign collateral shall be governed by the relevant local law unless stated to the contrary in the security document.

21.2	Place of Venue
Non-exclusive place of venue (nicht-ausschließlicher Gerichtsstand) for all disputes arising under or in connection with this Loan Agreement shall be Frankfurt am Main, Germany, except for any security documents entered into which are governed by foreign law for which the place of jurisdiction as set out in the relevant security document shall be relevant.

21.3	Written Form
Any amendments of or supplements to this Loan Agreement must be in writing unless a stricter form is required by any statutory provisions. This written form requirement shall also apply to amendments, cancellations or a waiver of compliance with this Section 20.3.

21.4	Enforceability
If any provision of this Loan Agreement is invalid or unenforceable, the validity of the remaining provisions shall not be affected hereby. The parties shall agree to replace the invalid or unenforceable provision by a provision which reflects as closely as possible the commercial arrangement strived for by the parties. The same shall apply where this Loan Agreement contains an omission.

21.5	Terms and Conditions of Loan/General Terms and Conditions (AGB)
By way of supplement to the provisions of this Loan Agreement, the attached general terms and conditions of loan (Schedule A – Terms and Conditions of Loan) (the “Terms and Conditions of Loan”) of the Lender as well as the general terms and conditions of business (Schedule B – General Terms and Conditions – the “General Terms and Conditions (AGB)”) of the Lender shall apply and form an integral part hereof. Clauses No. 22 (Supplemental Collateral and Release) and No. 26 (Right of Termination) of the General Terms and Conditions do not apply and do not form an integral part of this Loan Agreement. If there should be a conflict between the Terms and Conditions of Loan/the General Terms and Conditions (AGB) and the terms of the Finance Documents, the terms of the Finance Documents shall prevail.

21.6	Relationship between the Finance Documents
Unless stated to the contrary in this Agreement, the terms and conditions of this Loan Agreement shall be supplemented by the terms and conditions of the Security Documents and any other agreement entered into between the Lender and the Borrower or a Security Provider in connection with the Loan.

21.7	Publications
The Lender is entitled, following review by and with the consent of the Borrower (such consent not be unreasonably withheld), to publish the financing of the transaction in any customary form (press/internet/marking material/fairs) once the transaction has been closed. The Borrower shall provide, if available, high definition images of the Property for the purposes of sentence 1.

21.8	Waiver
No failure to exercise, nor any delay in exercising, any right or claim under the Finance Documents on the part of the Lender shall operate as a waiver, nor shall any single or partial exercise of any right or claim prevent any further exercise of such right or the exercise of any other right or claim.

21.9	Conclusion of this Loan Agreement
The Parties may enter into this Loan Agreement also by exchanging signed copies of this agreement via facsimile or in form of electronic copies.

22.	Assignment, Syndication

22.1	No Transfer by Borrower and Security Provider
The Borrower and any Security Provider may neither assign nor transfer their right /or obligations under the Finance Documents.

22.2	Transfer/Syndication by the Lender
The Lender is entitled, but only after utilisation of the Loan, to transfer, assign or pledge its rights under the Finance Documents in whole or part to a third party (such party an “Assignee” which term also includes any transferee, assignee and pledgee of an Assignee) without observing any formal requirement other than the requirements expressly set out in this Section 22 (Assignment, Syndication). The Assignee can be a member of the European system of central banks, a bank, a credit institution, a financial services institution (Finanzdienstleistungsinstitut), an insurance company (Versicherungsunternehmen), a pension fund (Versorgungswerk/Pensionskasse), or a special purpose vehicle engaged in the acquisition of loan receivables or the lending of money and funded by one of the foregoing entities, provided that at the time of the transfer the lending office of the Assignee is in Germany, France, Austria or the United Kingdom (each Assignee meeting these requirements a “Suitable Assignee”).

22.3	[intentionally left blank]

22.4	Further Assignments
For the avoidance of doubt, the Lender and each Assignee are entitled to further assign or pledge the rights assigned to it provided that prior to the occurrence of an Event of Default the proposed Assignee qualifies as a Suitable Assignee and the amount of the Loan assigned is equal to at least EUR 45,000,000. This minimum amount does not apply to any sub-participation granted by the Lender to any savings bank (Sparkasse) in Germany.

22.5	Beneficial Lenders and Syndication Structure
The Lender hereby informs the Borrower that it will syndicate the Loan by assigning its rights under or in connection with the Finance Documents (the “Financing Rights”) partially to a number of Suitable Assignees which in turn will re-assign the Financing Rights assigned to them to the Lender. The Lender will hold such re-assigned Financing Rights under a consortium agreement (Konsortialvertrag – the “Consortium Agreement”) in trust for the Assignees party to the Consortium Agreement (such Assignees which are party to the Consortium Agreement, the “Beneficial Lenders”). As a consequence of this syndication structure, the Lender will continue to be the sole legal (but not beneficial) owner of the Financing Rights assigned to the Beneficial Lenders. For the avoidance of doubt, the foregoing is only a description as to how the Lender will syndicate the Loan in compliance with Sections 22.2 and 22.4; the foregoing does not provide for a separate or individual form of syndication.
The Lender hereby further informs the Borrower that, as a consequence of the trust arrangements under the Consortium Agreement, it might be bound to the decisions of the Beneficial Lenders in relation to exercising any discretion that is vested in the Lender under the Finance Documents and, when exercising such discretion, it has to consider the interests of the Beneficial Lenders. The Lender hereby declares that the terms and conditions of this Loan Agreement have been disclosed to the Beneficial Lenders and other Assignees and that, according to the Consortium Agreement, the Beneficial Lenders may only assign any right they may have in relation to the Loan in compliance with the terms and conditions of this Loan Agreement.

22.6	No Restrictions
After the occurrence of an Event of Default, the Lender and any Assignee may transfer its Financing Rights without any restriction.

22.7	Disclosure of Information
The Finance Parties may transmit to any Suitable Assignee and, following the occurrence of an Event of Default, to any proposed Assignee, all information relating to the Loan or the Borrower, a Group Company or the Sponsors by electronic means. The Borrower releases the Finance Parties to this extent from their respective obligation to maintain confidentiality pursuant to their bank relationship (banking secrecy) and will ensure that any consents required from the Sponsors or a Group Company to disclose information is obtained. The Finance Parties shall obtain confirmation from the recipient of such data that it will treat the data received confidentially, provided that such recipient is not already obliged pursuant to statutory or professional rules to keep such information confidential. The Finance Parties assume no liability for any damage which may result from the transmission of information by electronic means unless such damage was caused by the gross negligent (grob fahrlässig) or wilful misconduct (Vorsatz) of a Finance Party (it being understood that each a Finance Party is only liable for its own gross negligence and own wilful misconduct). This shall also apply in the event of unauthorized access or a breach of a duty of confidentiality.

22.8	Taxes and Syndication
If a Finance Party assigns any of its rights under this Agreement to a third party and as a result the Borrower would be obliged to make a payment to the such third party under clause 6 (Tax) of the Terms and Conditions of Loan, then such third party is only entitled to receive payment under these provisions to the same extent as the Lender would have been entitled if the transfer(s) had not occurred.

Schedules:
Schedule A – Terms and Conditions of Loan
Schedule B – General Terms and Conditions (AGB)
Schedule 1.1 – Property
Schedule 3.1 – Shareholder Structure
Schedule 7.1– Security
Schedule 8.1 – Conditions Precedent
Schedule 8.2 –Form of Utilisation Request
Schedule 10.1.12 (B) – Existing Charges
Schedule 10.1.12 (C) – Defects
Schedule 11.1 – Planned Changes to the Property
Schedule 11.2.3 – Duty of Care Agreement
Schedule 12.22 – Permitted Change of Legal Form
Schedule 13.3.2 – Form of Compliance Certificate
Schedule 13.4 – Precedent Business Plan
Schedule 14.1.1 – Transaction Accounts

Signature Page

Geschäftshaus am Gendarmenmarkt GmbH (Borrower):
Date:	20.07.2015	Date:	__________________________
	/s/ Jonathan Farkas		__________________________
Name:	Jonathan Farkas	Name:
Position:	Managing Director (Geschäftsfüh-rer)	Position:	Managing Director (Geschäftsfüh-rer)

Landesbank Hessen-Thüringen Girozentrale (Lender):
Date:	20.07.2015	Date:	20.07.2015
	/s/ Hederer		/s/ Hengler
Name:	Hederer	Name:	Hengler
Position:		Position: